Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AVALARA, INC.

TANNIN MERGER SUB, INC.,

TRANSACTION TAX RESOURCES, INC.,

and

NORTHWEST CLOUD CO. LLC

as the STOCKHOLDER REPRESENTATIVE

Dated as of October 5, 2020

-i-

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

A	Form of Support Agreement

B	Form of Certificate Merger

C	Form of Merger Sub Certificate of Incorporation

D	Form of Letter of Transmittal

SCHEDULES

1.9 (c)	Conditions for Release of Special Indemnity Holdback Amount

1.9 (d)	Performance Thresholds

1.14	Sample Net Working Capital Calculation

4.1(d)	Contracts Requiring Consent

4.1(h)	Lump Sum Bonus Recipients

4.1(i)	Agreements to Amend or Terminate

4.1(n)	Confirmatory Intellectual Property Assignments

6.2	Special Indemnification Matters

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 5, 2020, by and among Avalara, Inc., a Washington corporation (“Parent”), Tannin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Transaction Tax Resources, Inc., a Delaware corporation (the “Company”); and Northwest Cloud Co. LLC, solely in its capacity as the Stockholder Representative. Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Annex A to this Agreement.

RECITALS

A. The boards of directors of each of Parent, the Company and Merger Sub have unanimously (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

B. As a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Key Employee is entering into new employment arrangements with Parent or its designee, to become effective upon the Closing.

C. As a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) each Stockholder (other than a Donee Stockholder) is entering into and delivering to Parent a Support Agreement in favor of Parent in the form substantially attached hereto as Exhibit A (a “Support Agreement”) and (ii) each Stockholder is entering into and delivering to Parent a written consent adopting this Agreement and approving the consummation of the Merger and the other Transactions.

D. Prior to the execution and delivery of this Agreement, the Company and Transaction Tax Consulting Group, LLC, an Oregon limited liability company (“TTCG”), which was wholly beneficially owned by the Stockholders or their Affiliates, entered into a transaction pursuant to which the Company acquired all of the equity interests of TTCG (the “Restructuring”).

In consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1	The Merger

Upon the terms and subject to the conditions hereof, (a) at the Effective Time, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company and Company will continue as the surviving corporation and as a wholly owned Subsidiary of Parent (the Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the DGCL and other Applicable Law.

1.2	The Closing

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on the date hereof at 10:00 a.m., Pacific time (the “Closing Date”), by means of exchange of signature pages by facsimile or other electronic means or, at the election of the Company and Parent, at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington, or at such other date, time or location as Parent and the Company shall agree.

1.3	Effective Date and Time

On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit B duly executed by the Company to be delivered to the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective on the date and at the time of acceptance for filing of the Certificate of Merger by the Secretary of State of the State of Delaware or at such other time as may be specified in the Certificate of Merger as filed (the “Effective Time”).

1.4	Certificate of Incorporation of the Surviving Corporation

Unless otherwise specified by Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of Merger Sub, in substantially the form attached hereto as Exhibit C, as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that the name of Surviving Corporation will be changed to the name of the Company at the Effective Time, and the name and address of the incorporator may be removed). Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Applicable Law.

1.5	Bylaws of the Surviving Corporation

Unless otherwise specified by Parent prior to the Effective Time, at the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that the name of Surviving Corporation will be changed to the name of Company at the Effective Time). Thereafter, the bylaws may be amended or repealed in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Applicable Law.

1.6	Directors and Officers

From and after the Effective Time, (a) the directors of the Company shall resign and the directors of Merger Sub serving immediately prior to the Effective Time shall continue in office as the directors of the Surviving Corporation and (b) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation.

1.7	Treatment of Shares

As of the Effective Time, by virtue of the Merger and, subject to the provisions of this Agreement, including with respect to the limitations and timing of payments set forth in this Section 1.7, without any action on the part of the holders thereof:

(a) All shares of any class of capital stock of the Company held or owned directly or indirectly by the Company as treasury shares shall be cancelled. No consideration will be delivered or deliverable for such shares.

(b) Each issued and outstanding share of Company Common Stock immediately prior to the Effective Time, other than Dissenting Shares for which appraisal rights are perfected as provided in Section 1.8, will be cancelled and converted into the right to receive a portion of the Merger Consideration in an amount equal (i) (A) to the Per Share Amount, multiplied by (B) the percentage equal to 100% minus the Holdback Percentage, plus (ii) the amounts, if any, that become payable in respect of such share of Company Common Stock in the future from the Holdback Account and the Stockholder Representative Expense Fund, as provided in this Agreement (the amounts referred to in this clause (ii), the “Post-Closing Payment Amount”).

(c) Each issued and outstanding share of capital stock of Merger Sub immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(d) The amount of cash that any Stockholder is entitled to receive pursuant to this Section 1.7 shall be rounded down to the nearest cent and computed after aggregating the consideration to which such Stockholder is entitled to receive in respect of all outstanding shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time.

1.8	Dissenters Rights.

(a) Stockholders who are entitled to appraisal rights under the DGCL and who have complied with all the requirements for perfecting appraisal rights, as required under the DGCL, shall be entitled to their appraisal rights under the DGCL with respect to such shares (the “Dissenting Shares”). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or permanently lose (through failure to perfect or otherwise) such holder’s appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the portion of the Merger Consideration to which such holder is then entitled under this Agreement, without interest thereon and upon surrender of the certificate representing such shares in accordance with this Agreement. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a Stockholder who has validly perfected such Stockholder’s appraisal rights for such shares in accordance with the DGCL shall not be converted into the right to receive any portion of the Merger Consideration.

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of shares, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to Stockholders’ rights to appraisal with respect to the Merger and (ii) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company or interest thereon, offer to settle or settle any such demands or approve any withdrawal of any such demands. Any payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or other Losses in respect of any Dissenting Shares (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any Claim) are collectively referred to herein as the “Dissenting Share Payments”.

1.9	Holdbacks

(a) At the Closing, an amount equal to the Holdback Amount (consisting of the General Indemnity Holdback Amount, the Special Indemnity Holdback Amount and the NWC Holdback Amount) will be deposited by Parent in a segregated account (the “Holdback Account”) as a partial mechanism to satisfy the indemnification obligations of the Stockholders pursuant to Article VI and the obligations of the Stockholders under Section 1.15.

(b) The portion of the General Indemnity Holdback Amount, net of the amount of any outstanding claims for indemnification that have been validly noticed or filed pursuant to this Agreement, and less amounts delivered to Parent pursuant to Section 1.15(c) or Section 6.5(b) in satisfaction of claims, will be released to the Paying Agent for distribution to the Stockholders in accordance with each Stockholder’s Pro Rata Share within ten (10) Business Days after the eighteen month anniversary of the Closing.

(c) The portion of the Special Indemnity Holdback Amount, net of the amount of any outstanding claims for indemnification for Special Indemnification Matters or IP Representations that have been validly noticed or filed pursuant to this Agreement, and less amounts delivered to Parent pursuant Section 6.5(b) in satisfaction of claims, will be released to the Paying Agent for distribution to the Stockholders in accordance with each Stockholder’s Pro Rata Share within ten (10) Business Days after the earlier to occur of (i) the third anniversary of the Closing and (ii) the satisfaction of each of the items set forth on Schedule 1.9(c).

(d) Notwithstanding anything to the contrary herein, an amount equal to $26,439,065.74 (such amount the “Performance Holdback Amount”), will not be paid to the Founder Stockholder in connection with the Closing and, instead, following the date on which Parent files its Annual Report on Form 10-K with Securities Exchange Commission for the applicable Performance Measurement Period, but subject to achievement of the performance thresholds set forth on Schedule 1.9(d), the Founder Stockholder shall be paid, without interest, an amount equal to fifty percent (50%) of the Performance Holdback Amount. Except as set forth on Schedule 1.9(d), the Founder Stockholder shall not be entitled to receive any payments from the Performance Holdback Amount with respect to a Performance Measurement Period pursuant to the foregoing sentence, and Parent shall retain the applicable unpaid portion of the Performance Holdback Amount, unless such the Company has achieved the performance metrics set forth on Schedule 1.9(d).

1.10	Letter of Transmittal and Surrender of Forms; Payment of Merger Consideration

(a) Parent will act as Paying Agent (the “Paying Agent”) in the Merger.

(b) Paying Agent has delivered or will, promptly following execution and delivery of this Agreement, deliver to each holder of record of (i) a book-entry share (a “Book-Entry Share”) or (ii) a certificate or certificates (each a “Certificate”) that, in case of each of (i) and (ii), immediately prior to the Effective Time evidenced outstanding Company Common Stock and whose Company Common Stock was converted into the right to receive a portion of the Merger Consideration, a letter of transmittal (the “Letter of Transmittal”) substantially in the form attached hereto as Exhibit D. Upon surrender of a Book-Entry Share or Certificate, if any, for cancellation to the Paying Agent, together with a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by Parent or the Paying Agent, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.7, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder, in a form satisfactory to Parent, Parent shall pay or cause to be paid in exchange for such lost, stolen or destroyed certificate the portion of the Merger Consideration that such Stockholder is entitled to receive pursuant to Section 1.7; provided, however, that Parent or the Paying Agent may, in their discretion and as a condition precedent to the payment thereof, require such Stockholder to provide an indemnity agreement, in a form reasonably satisfactory to Parent or the Paying Agent, as applicable, against any Claim that may be made against Parent or the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the certificate or certificates representing shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to Parent any transfer or other similar Taxes required by reason of the payment of the Merger Consideration (or any portion thereof) to a Person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Any portion of the Merger Consideration that remains unclaimed by the former holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent. Any former holder of Company Common Stock that has not complied with this Section 1.10 prior to the end of such six-month period shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) but only as a general creditor thereof for payment of its claim for its portion of the Merger Consideration. Notwithstanding anything to the contrary, neither Parent nor any other party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to Applicable Law, including abandoned property, escheat and similar laws.

(c) The portion of the Merger Consideration payable to any holder of Company Common Stock as such pursuant to Section 1.7 shall be paid by Parent or the Paying Agent to such holder by wire transfer (or, at Parent’s or the Paying Agent’s election, by check) (i) on the Closing Date in the case of Stockholders who delivered a duly executed Letter of Transmittal and Certificate(s), if any, and other documents, if any, required pursuant to Section 1.10(b) prior to the Closing Date and (ii) within five (5) Business Days after the date on which the Paying Agent receives such holder’s Letter of Transmittal, Certificate(s), if any, Certificate(s) and other documents, if any, required pursuant to Section 1.10(b).

1.11	Withholding Rights

Parent, the Surviving Corporation, the Paying Agent and any other Person acting on Parent’s behalf (in each case, the “Payor”) will be entitled to deduct and withhold from the Merger Consideration and any other payments contemplated by this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any Applicable Law. Except with respect to any payments treated as compensatory payments for Tax purposes, the Payor shall use commercially reasonable efforts to (i) provide reasonable prior written notice to any Stockholder of any intention to so deduct and withhold after Parent’s receipt of the Payment Schedules from the Company, and (ii) cooperate with the Stockholder Representative prior to the Closing in seeking to reduce or eliminate any such deduction or withholding with respect to the Stockholders. To the extent that amounts are so withheld and timely paid over to the proper Governmental Body, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

1.12	No Further Transfers

After the Effective Time, there shall be no transfers of any shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be forwarded to Parent or the Paying Agent and shall be cancelled and exchanged in accordance with Section 1.10, subject, in the case of Dissenting Shares, to Section 1.8.

1.13	No Further Ownership Rights in Shares of Company Common Stock

The portion of the Merger Consideration delivered upon surrender of and in exchange for shares of Company Common Stock in accordance with the terms of Section 1.7 will be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time, all shares of Company Common Stock issued before the Effective Time will cease to exist, and each Certificate will represent only the right to receive that portion of the Merger Consideration determined in accordance with Section 1.7, provided, however, that Certificates representing Dissenting Shares will entitle the holder thereof only to the right to receive the fair value of such shares in accordance with the DGCL.

1.14	Estimated Closing Statement; Merger Consideration Spreadsheet

(a) The Company has delivered to Parent a written statement, certified by the Chief Executive Officer or Chief Financial Officer of the Company (the “Estimated Closing Statement”) setting forth: (i) an unaudited estimated balance sheet of the Company as of the Closing, prepared in accordance with GAAP; (ii) the estimated Net Working Capital as of the Closing; (iii) the estimated amount of all Cash and Cash Equivalents, indicating the bank accounts in which such cash is held; (iv) the estimated amount of all unpaid Transaction Costs of the Company, in the aggregate and itemized to show the amount payable to each Person (prior to reduction for, and the amount of, any applicable Taxes) that is owed a portion of such Transaction Costs; (v) the estimated amount of all outstanding Debt as of the Closing, in the aggregate and with respect to each Person (prior to reduction for, and the amount of, any applicable Taxes) entitled to payment of a portion of such Debt (with reference to the Contract pursuant to which such Debt is owed); and (vi) the estimated Merger Consideration resulting from the foregoing (the “Estimated Merger Consideration”) and the estimated TTCG Portion of the Merger Consideration. The Estimated Closing Statement has been prepared in accordance with the principles and format consistent with the calculation of Net Working Capital set forth on Schedule 1.14. The parties will use the Estimated Closing Statement and the Estimated Merger Consideration to calculate the Per Share Amount and other amounts required to be paid in connection with the Closing pursuant to this Article I.

(b) Concurrent with the delivery of the Estimated Closing Statement, the Company has delivered to Parent a schedule (the “Merger Consideration Spreadsheet,” together with the Estimated Closing Statement, the “Payment Schedules”), certified by the Chief Executive Officer or Chief Financial Officer of the Company, which shall set forth (i) (A) the number of shares of Company Common Stock held by each Stockholder as of immediately prior to the Effective Time, indicating the Certificate numbers, if any, (B) the cost basis of such shares of Company Common Stock on a security by security basis, to the extent the Company determines that such Company Common Stocks constitute “covered securities” under Treasury Regulation Section 1.6045-1(a)(15) and (C) the respective date(s) of acquisition of such shares of Company Common Stock, (ii) the portion of the Merger Consideration payable to each Stockholder pursuant to Section 1.7(b)(i) (prior to reduction for, and the amount of, any applicable Taxes), (iii) each Stockholder’s Pro Rata Share, (iv) the portion of the General Indemnity Holdback Amount, Special Indemnity Holdback Amount, and Stockholder Representative Expense Fund allocable to each Stockholder (prior to reduction for, and the amount of, any applicable Taxes) (based on such Stockholder’s Pro Rata Share), (v) the names of the Indemnifying Stockholders and the number of Indemnifying Shares and the Pro Rata Additional Indemnity Share of each Indemnifying Stockholder; (vi) the number of Donated Shares, (vii) the name, address and, if available, email address of each Stockholder and (viii) the amount and the recipients of the Lump Sum Bonus Payments.

1.15	Post-Closing Adjustment

(a) Within ninety (90) days after the Closing Date, Parent will prepare and deliver to the Stockholder Representative a written statement (the “Post-Closing Statement”) setting forth Parent’s calculation of (i) an unaudited estimated balance sheet of the Company as of the Closing, prepared in accordance with GAAP, (ii) Net Working Capital as of the Closing, (iii) Cash and Cash Equivalents, indicating the bank accounts in which such Cash and Cash Equivalents are (or were) held, (iv) unpaid Transaction Costs of the Company, in the aggregate and itemized to show the amount paid or payable to each Person that is (or was) owed a portion of such Transaction Costs; (v) the amount of outstanding Debt of the Company as of the Closing, in the aggregate and with respect to each Person entitled to payment of a portion of such Debt (with reference to the Contract pursuant to which such Debt is owed) and (vi) the Merger Consideration and the TTCG Portion of the Merger Consideration resulting from the foregoing. Parent shall prepare the

Post-Closing Statement in accordance with the principles and format consistent with the calculation of Net Working Capital set forth on Schedule 1.14. The Post-Closing Statement shall include reasonable detail of the calculation of variations from the Net Working Capital, Cash and Cash Equivalents, Debt and Transaction Costs set forth in the Estimated Closing Statement, if any. During the thirty (30) day period following delivery of the Post-Closing Statement, Parent shall promptly provide to the Stockholder Representative, upon reasonable prior notice, access to the books and records (including financial records and supporting documents) of the Company and access to employees of Parent and the Company (during normal business hours), in each case, relating to the calculation of Net Working Capital, Cash and Cash Equivalents, Debt and Transaction Costs in the Post-Closing Statement, as the Stockholder Representative may reasonably request for the purpose of verifying the Post-Closing Statement. Unless, within the 30-day period following Parent’s delivery of the Post-Closing Statement, the Stockholder Representative has tendered a written notice to Parent (the “Dispute Notice”) to the effect that the items contained in the Post-Closing Statement are erroneous or have not been prepared in accordance with this Section 1.15, setting forth in reasonable detail any such objection (each such item, an “Item of Dispute”), the Post-Closing Statement, including the Merger Consideration and each of the other items set forth therein, shall be conclusive and binding upon Parent and the Stockholder Representative (on behalf of the Stockholders).

(b) If the Stockholder Representative delivers a Dispute Notice to Parent within the 30-day period following Parent’s delivery of the Post-Closing Statement, Parent and the Stockholder Representative shall use reasonable efforts (including the provision by Parent to the Stockholder Representative of such relevant information as the Stockholder Representative may reasonably request) to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Post-Closing Statement shall be modified if necessary to reflect such resolution. If any Item of Dispute remains unresolved after thirty (30) days from Parent’s receipt of the Dispute Notice, Parent and the Stockholder Representative shall jointly retain Ernst & Young or another mutually acceptable independent and nationally or regionally recognized accounting (the “Accounting Firm”) to resolve such remaining Items of Dispute. Parent and the Stockholder Representative shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute (and as to no other matter) within thirty (30) days of its retention, and Parent and the Stockholder Representative shall cooperate with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. Parent and the Stockholder Representative shall provide the Accounting Firm with their respective determinations of Items of Dispute, as well as all supporting documentation reasonably required by the Accounting Firm to evaluate the Items of Dispute. The Accounting Firm’s function shall be to resolve the Items of Dispute that have not been resolved by Parent and the Stockholder Representative as an accounting expert and not as an arbitrator. The Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing, shall conform with this Section 1.15 and shall be conclusive and binding upon Parent and the Stockholder Representative (on behalf of the Stockholders). The Accounting Firm shall address only those items disputed in accordance with this Section 1.15 and shall be bound by the definitions of Net Working Capital, Cash and Cash Equivalents, Debt and Transaction Costs set forth in this Agreement. For each disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party in the Post-Closing Statement or Dispute Notice, as the case may be, or less than the smallest value for such item claimed by either party in the Post-Closing Statement or Dispute Notice, as the case may be. The Post-Closing Statement shall be modified if necessary to reflect such determination. The Accounting Firm shall allocate its costs and expenses to the Non-Prevailing Party or, if there is not a single Non-Prevailing Party, equally to Parent and the Stockholder Representative (on behalf of the Stockholders). For the purposes of the preceding sentence, the “Non-Prevailing Party” is the party whose proposed calculation of all Items of Dispute submitted to the Accounting Firm, in the aggregate, was further from the calculation of the Items of Dispute determined by the Accounting Firm and differed from that calculation by more than 10% of the Items of Dispute, in the aggregate, as determined by the Accounting Firm. The Stockholder Representative’s portion of the Accounting Firm’s fees and expenses payable hereunder shall be paid from the NWC Holdback Amount; provided, however, that if insufficient funds are available in the NWC Holdback Amount, Stockholder Representative’s portion of such fees and expenses shall be paid from the General Indemnity Holdback Amount or by the Stockholders.

(c) The Merger Consideration shall be finally determined in accordance with this Section 1.15. If the finally determined Merger Consideration is equal to or greater than the Estimated Merger Consideration, then within two (2) Business Days after such final determination of the Merger Consideration, (i) Parent shall cause to be deposited with the Paying Agent the amount of the difference, if any, between such finally determined Merger Consideration and the Estimated Merger Consideration, for distribution to the Stockholders in accordance with each Stockholder’s Pro Rata Share and (ii) Parent shall (x) disburse to the Accounting Firm from the NWC Holdback Amount the amount of fees owed by the Stockholder Representative pursuant to Section 1.15(b), if any, and (y) disburse the remainder of the NWC Holdback Amount to the Paying Agent for distribution to the Stockholders in accordance with each Stockholder’s Pro Rata Share, less any Taxes required to be withheld pursuant to Section 1.11. If the finally determined Merger Consideration is less than the Estimated Merger Consideration, then within two (2) Business Days after such final determination of the Merger Consideration, Parent shall (i) permanently retain from the NWC Holdback Amount an amount equal to the difference, if any, between the Estimated Merger Consideration and the finally determined Merger Consideration (the “Shortfall Amount”), (ii) disburse to the Accounting Firm from the NWC Holdback Amount (or, if remaining funds in the NWC Holdback Amount are insufficient, from the General Indemnity Holdback Amount) the amount of fees owed by the Stockholder Representative pursuant to Section 1.15(b), and (iii) disburse the remaining portion of the NWC Holdback Amount, if any, to the Paying Agent for distribution to the Stockholders in accordance with each Stockholder’s Pro Rata Share, less any Taxes required to be withheld pursuant to Section 1.11; provided that if the Shortfall Amount is greater than the NWC Holdback Amount, Parent may also permanently retain from the General Indemnity Holdback Amount the difference between such Shortfall Amount and the NWC Holdback Amount.

1.16	Stockholder Representative

(a) By approving the Merger by written consent, each Stockholder, shall have irrevocably authorized and appointed Northwest Cloud Co., LLC, and any replacement representative appointed pursuant to Section 1.16(b) (the “Stockholder Representative”), with full power of substitution and resubstitution, as his, her or its representative, exclusive agent and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead with respect to all matters arising in connection with this Agreement, including the power and authority, in his or her sole discretion, to:

(i) execute and deliver this Agreement in its capacity as the Stockholder Representative, and to perform the obligations of the Stockholder Representative hereunder and thereunder;

(ii) give and receive notices and communications on behalf of the Stockholders pursuant to this Agreement and any other Operative Document;

(iii) negotiate, determine, defend and settle, on behalf of the Stockholders, any disputes that may arise under or in connection with this Agreement, including with respect to any adjustment to the Merger Consideration pursuant to Section 1.15 or any Indemnification Claim pursuant to Article VI;

(iv) execute any amendments, supplements or waivers in respect of this Agreement or any other Operative Document;

(v) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that may be requisite, proper or advisable in connection with this Agreement, including pursuant to Section 1.15 and Article VI;

(vi) retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with the foregoing;

(vii) do or refrain from doing any further act or deed on behalf of the Stockholders which the Stockholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement; and

(viii) do all things and perform all acts, as contemplated by or deemed advisable by the Stockholder Representative in connection with this Agreement or the other Operative Documents.

(b) Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Stockholders, except as expressly provided herein or in any other Operative Document. The Stockholder Representative shall be entitled to: (1) rely upon the Merger Consideration Spreadsheet, (2) rely upon any signature believed by it to be genuine, and (3) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party. All actions taken by the Stockholder Representative under this Agreement shall be binding upon such Stockholder and such Stockholder’s successors as if expressly confirmed and ratified in writing by such Stockholder, and all defenses which may be available to the Stockholders to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement are waived. The powers, immunities and rights to indemnification granted to the Stockholder Representative hereunder: (x) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Stockholder and shall be binding on any successor thereto, and (y) shall survive the delivery of an assignment by any Stockholder of the whole or any fraction of his, her or its interest in the Holdback Amount and the Stockholder Representative Expense Fund.

(c) The appointment of the Stockholder Representative may not be revoked except in accordance with this Section 1.16(c).

(i) The Stockholder Representative may be removed as the Stockholder Representative and replaced with another Person by written agreement among a majority in interest of the Indemnifying Stockholders according to their Pro Rata Additional Indemnity Share. The Stockholder Representative may resign at any time upon giving thirty (30) Business Days’ prior written notice of such resignation to Parent and each Stockholder. In the event of the Stockholder Representative’s death or disability, he or she shall automatically be removed as the Stockholder Representative, without any action on the part of Parent or any Stockholder.

(ii) In the event of the Stockholder Representative’s resignation, death or disability, a majority in interest of the Indemnifying Stockholders according to each Indemnifying Stockholder’s Pro Rata Additional Indemnity Share shall in good faith promptly agree in writing to a replacement Stockholder Representative. If as a result of the Stockholder Representative’s resignation, death, disability or removal there is no appointed Stockholder Representative at the time of the expiration of any Survival Period set forth in Section 6.1 or at the expiration of any period in which any Parent Indemnified Party is required to provide notice to the Stockholder Representative with respect to any Indemnification Claim or action to be taken in connection with this Agreement or any Operative Document, such Parent Indemnified Party shall provide such notice to each Indemnifying Stockholder at the address set forth in such Indemnifying Stockholder’s Support Agreement.

(d) At the Closing, Parent will cause an amount equal to the Stockholder Representative Expense Fund to be delivered to the Stockholder Representative. The Stockholder Representative Expense Fund shall be held by the Stockholder Representative in a segregated bank account and shall be used solely for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to the terms specified herein. For income Tax purposes, the Stockholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing. The Stockholders shall not receive interest or other earnings on the Stockholder Representative Expense Fund and the Stockholders irrevocably transfer and assign to the Stockholder Representative any ownership right that they may have in any interest that may accrue on funds held in the Stockholder Representative Expense Fund. The Stockholders acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Stockholder Representative Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the date on which funds remaining in the Holdback Account, if any, are to be released to the Stockholders under the terms of this Agreement, the Stockholder Representative shall disburse the remaining balance of the Stockholder Representative Expense Fund, if any, directly to the Stockholders for distribution to the Stockholders, in either case based on each Stockholder’s Pro Rata Share.

1.17	Cash Bonus Payments

On or before the first regular payroll date of the Company following the Closing Date, Parent shall pay or shall cause the Company to pay, in accordance with the Post-Closing Statement, through the Company’s payroll process, the Lump Sum Bonus Payments in the amounts and to the persons set forth in the Merger Consideration Spreadsheet.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as disclosed in the corresponding sections or subsections of the Disclosure Memorandum delivered by the Company to Parent as of the date hereof (the disclosures in each section of which (i) qualify only (A) the specifically identified Sections or subsections of this Agreement to which such disclosure schedule relates and (B) such other Sections or subsections of this Agreement to the extent it is readily apparent on the face of such disclosure (without reference to the contents of any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure is applicable to such other sections and subsections and does not qualify any other provision of this Agreement and (ii) shall be deemed for all purposes to be part of the representations and warranties made in the corresponding Section or subsection of this Agreement) (the “Disclosure Memorandum”), in order to induce Parent and Merger Sub to enter into and perform this Agreement, the Company represents and warrants to Parent and Merger Sub as follows as of the date hereof:

2.1	Organization and Good Standing

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions specified in Section 2.1(a) of the Disclosure Memorandum, which are the only jurisdictions in which such qualification is necessary, except to the extent failure to be so qualified would not be, individually or in the aggregate, material to the Group Companies.

(b) TTCG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oregon. TTCG has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. TTCG is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions specified in Section 2.1(b) of the Disclosure Memorandum, which are the only jurisdictions in which such qualification is necessary, except to the extent failure to be so qualified would not be, individually or in the aggregate, material to the Group Companies.

2.2	Authority and Enforceability

(a) The Company has all requisite corporate power and authority to execute this Agreement and the other Operative Documents to which it is a party and to perform its obligations hereunder and thereunder. All corporate action on the part of the Company and its directors, officers and Stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party, the consummation of the Merger and the performance of all of the Company’s obligations under this Agreement and the other Operative Documents to which the Company is a party has been taken.

(b) This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will be, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other hereto and thereto, this Agreement is, and each of the Operative Documents to which the Company is a party or will be a party at the Closing will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

2.3	Capitalization and Stock Rights

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock. The outstanding capital stock of the Company consists of 510,089 shares of Company Common Stock.

(b) Section 2.3(b) of the Disclosure Memorandum sets forth (i) the owners of record of the shares of each class and series of Company Common Stock outstanding as of the date hereof, which constitute all of the outstanding capital stock of the Company as of the date hereof and (ii) the owners of record of the equity interests of TTCG outstanding as of the date hereof, which constitute all of the issued and outstanding equity interests of TTCG. All of the shares of Company Common Stock are held free and clear of any Encumbrances created by the Organizational Documents or Contracts to which the Company is a party and, to the Knowledge of the Company, free and clear of any other Encumbrances other than Permitted Encumbrances. All issued and outstanding shares of the Company Common Stock have been authorized and validly issued in compliance with all Applicable Law, and are fully paid and nonassessable. There are no outstanding Stock Purchase Rights.

(c) There are no stock appreciation rights, phantom stock rights, profits interest or similar rights with respect to any Group Company or its securities, and, except as set forth in Section 2.3(c) of the Disclosure Memorandum, no employee of or other provider of any service to any Group Company holds any such rights or any equity interest, directly or indirectly, in or with respect to any Group Company. Except as set forth in Section 2.3(c) of the Disclosure Memorandum, the Group Companies are not a party to, nor, to the Knowledge of the Company, are there (i) any stockholders agreements or similar agreements, including any that affect or restrict the voting rights or right to transfer the capital stock of any Group Company (including any rights of refusal or offer, co-sale, tag-along or drag-along rights), or (ii) any investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to any Group Company or its securities. There are no bonds, debentures, notes or other indebtedness of any Group Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Stockholders may vote or that are or will become entitled to receive any payment as a result of the Merger. The Company has delivered to Parent true and complete copies of the any Group Company equity incentive plans and the forms of all instruments setting forth the rights of Group Company securities.

2.4	Subsidiaries and Affiliates

Other than its ownership as of the Closing of TTCG as a result of the Restructuring, the Company does not own and has never owned, directly or indirectly, any ownership, equity, voting or other interest in any Person, and has no agreement or commitment to purchase any such interest. As of the Closing, the Company owns all of the issued and outstanding capital stock of the TTCG, free and clear of all Encumbrances. TTCG does not own and has never owned, directly or indirectly, any ownership, equity, voting or other interest in any Person, and has no agreement or commitment to purchase any such interest.

2.5	No Approvals; No Conflicts

The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which it is a party and the consummation by the Company and TTCG of the Transactions, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Body applicable to any Group Company, (b) other than the filing of the Certificate of Merger, require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Governmental Body, (c) require any consent, approval or authorization of, or notice to, any Person pursuant to any Material Contract or result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any Encumbrance, Material Contract, obligation or liability to which any Group Company is a party or by which it is bound or to which any material assets of the Company are subject, (d) result in the creation of any Encumbrance on any material assets of any Group Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Organizational Documents, or (f) invalidate or adversely affect any permit, license or authorization that is material to the conduct of any Group Company’s business, except in the case of clauses (c) through (f) as would not be material to the Group Companies, taken as a whole.

2.6	Financial Statements; Undisclosed Liabilities

(a) The Company has delivered to Parent (i) audited combined financial statements of the Group Companies including balance sheets and statements of operations, cash flows and changes in stockholder equity of the Company at and for each fiscal year of the Company ended December 31, 2017, 2018, and 2019, together with accompanying notes and (ii) an unaudited balance sheet and statements of operation, cash flows and changes in stockholder equity of the Group Companies at and for the 8-month period ended August 31, 2020 (the “Interim Financial

Statements” and, collectively with the financial statements described in clause (i), the “Financial Statements”). The Financial Statements (A) are accurate, complete and consistent with the books and records of the Company in all material respects, (B) have been prepared in conformity with GAAP applied on a basis consistent throughout the periods indicated (except, in the case of the Interim Financial Statements, for the omission of footnote disclosures required by GAAP and normal and recurring year-end adjustments which are not, individually or in the aggregate, material), and (iii) fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated. The balance sheet of the combined Group Companies as of August 31, 2020 is herein referred to as the “Company Balance Sheet”.

(b) No Group Company has liabilities or obligations of any nature (absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (x) liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with the Company’s past practice (none of which relates to a breach or violation of any Contract, Law or Permit)and (y) current liabilities incurred in connection with this Agreement and set forth on Section 2.6(b) of the Disclosure Memorandum, No Group Company is a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person.

(c) Each Group Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. The Company has delivered to Parent accurate and complete copies of all management letters and other material correspondence received from each Group Company’s current accountants relating to such Group Company’s financial statements, accounting controls and all related matters. To the Knowledge of the Company, there has been no incidence of fraud that involves any current or former directors, officers or employees of any Group Company in their capacities as such.

2.7	Absence of Certain Changes or Events

Except for transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet: (i) the business of each Group Company has been conducted in all material respects in the ordinary course and consistent with such Group Company’s past practice; (ii) there has not been any Company Material Adverse Effect and no event has occurred or circumstance exists that would reasonably be expected to result in a Company Material Adverse Effect; and (iii) no Group Company has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets. Without limiting the foregoing, since the date of the Company Balance Sheet, except as set forth on Section 2.7 of the Disclosure Memorandum, no Group Company has taken, or agreed to take, any action to:

(a) amend its Organizational Documents;

(b) issue, sell or deliver, or agree to issue, sell or deliver (whether through the issuance or granting of options or other equity or equity based awards, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities, or amend any of the terms of outstanding securities of any Group Company, except pursuant to the Pre-Closing Transfers;

(c) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(d) incur any material obligation or liability (current or contingent), except current liabilities incurred and obligations under Contracts entered into in the ordinary course of business and consistent with the Company’s past practice;

(e) acquire, sell, lease, license, encumber or dispose of any material assets or property, including, without limitation, any material Company IP, other than purchases, sales and outbound licenses of assets in the ordinary course of business and consistent with the Company’s past practice;

(f) pay, discharge, or satisfy any Claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business and consistent with the Company’s past practice of Claims, liabilities, rights and obligations reflected or reserved against in the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with the Company’s past practice or otherwise permitted or contemplated pursuant to this Agreement;

(g) forgive, cancel or defer any indebtedness or waive any Claim or rights of material value (including any indebtedness owing by any Stockholder, officer, director, employee of Affiliate of the Company);

(h) prepay any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred other than payment and discharge of any loans received by the Company pursuant to the Paycheck Protection Program under the CARES Act;

(i) enter into, amend, terminate, extend or renew any compensation or employment arrangement, or agreement with any Group Company’s employees or independent contractors, including but not limited to entering into an arrangement to increase or defer compensation or benefits, pay or increase any bonus, severance or other termination payment, other than compensation and benefits adjustments in the ordinary course of business and consistent with the Company’s past practice;

(j) enter into, amend, terminate, extend or renew any Employee Benefit Plan;

(k) except as required by GAAP or Applicable Law, change its accounting methods or practices or internal accounting control, inventory, investment, credit, or allowance (including procedures or practices with respect to the payment of accounts payable, the collection of accounts receivable, the purchase or sale of inventory, the prepayment of royalties and the calculation of reserves);

(l) except as expressly contemplated by the Restructuring Documents, (i) make or change any election in respect of Taxes or adopt or change any accounting method in respect of Taxes (in each case, excluding elections made or methods adopted solely by reason of the Tax treatment of an item on a Tax Return), (ii) file any amended Tax Return, (iii) enter into any closing agreement, or settle or compromise any Tax Claim, (iv) consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Body (other than any automatic extension of the due date of a Tax Return), (v) surrender any right to claim a refund of Taxes or (vi) incur any liability for Taxes except in the ordinary course of business consistent with past practices;

(m) mortgage or pledge any property or assets or subject any such assets to any Encumbrance other than Permitted Encumbrances;

(n) amend, terminate, fail to renew (if such Contract is renewable by its terms), take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any Material Contract, except for amendments, terminations or other actions in the ordinary course of business;

(o) make or commit to make any single capital expenditure in excess of $25,000 or capital expenditures that are, in the aggregate, in excess of $50,000;

(p) dispose of or fail to take any action necessary to preserve the validity of any material Company Registered IP Rights;

(q) make or approve any write off or write down or any determination to write off or write down any of its assets or properties; or

(r) commence, settle, compromise, or otherwise terminate any litigation, claim or investigation, cancel any debt or waive any other material claim or right;

(s) accelerate the collection of, or increase the discount offered on, any accounts receivable, delay the payment of accounts payable or defer expenses or otherwise increase cash on hand; or

(t) authorize, commit, or agree to take any of the foregoing actions.

2.8	Taxes

(a) Each Group Company (i) has timely filed on or before the applicable due date with each appropriate Governmental Body all Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with applicable legal requirements and are true, accurate and complete in all material respects, and (ii) has fully and timely paid all Taxes due and payable with respect to it (whether or not such Taxes have been reflected on any Tax Return), and for all Taxes not yet due and payable with respect to it, has made adequate provision on the Financial Statements in accordance with GAAP. There are no liens for Taxes upon any asset of any Group Company, except for Taxes not yet due and payable. No Group Company is currently the beneficiary of any extension of time to file any Tax Return that has not been filed (other than any automatic extension of the due date of a Tax Return).

(b) The unpaid Taxes of the Group Companies (i) did not, as of the date of the Company Balance Sheet exceed the amount accrued for current Taxes payable (for clarity, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed the amount accrued for current Taxes (for clarity, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Estimated Closing Statement (rather than in any notes thereto). Since the date of the Company Balance Sheet, no Group Company has incurred any liability for Taxes, except in the ordinary course of business consistent with past practices.

(c) Each Group Company has complied in all respects with all Applicable Law relating to the payment, reporting, withholding and collecting of Taxes and has, within the time and manner prescribed by Applicable Law: (i) withheld all Taxes required to be withheld, including sums withheld for Taxes due in respect of all payments to employees, officers, directors, and any other Persons (and has not ceased or deferred any withholding of the employee portion of any payroll, social security, unemployment or similar Taxes, including pursuant to the Presidential Document titled “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster,” 85 FR 49587 (August 8, 2020) or IRS Notice 2020-65), (ii) collected all sales, use, value added, goods and services, and similar Taxes required to be collected and (iii) timely remitted all Taxes withheld and collected to the appropriate Governmental Body in accordance with Applicable Law (or, in circumstances where such Taxes have not yet become due and payable, set aside such Taxes in segregated accounts to be paid to the proper Governmental Body).

(d) (i) There are no pending or, to the Knowledge of the Company, threatened Tax Claims; (ii) no extension or waiver of the limitation period applicable to any Taxes of any Group Company is in effect or has been requested (other than by reason of an automatic extension of the due date of a Tax Return); (iii) all deficiencies proposed or asserted or assessments made as a result of any examinations by any Governmental Body of the Taxes of any Group Company have been withdrawn, fully paid or finally settled; and (iv) no Group Company is or will be required to include any item of income in, or exclude any item of deduction from, income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made prior to the Closing, or method of accounting employed, for a Pre-Closing Tax Period, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar other Applicable Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) election under Section 108(i) of the Code made on or prior to the Closing Date, or (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(e) No Group Company is or has ever been a member of any Affiliated Group that filed or was required to file a consolidated, combined or unitary Tax Return, or has liability for Taxes of any other Person payable by reason of (i) being or ceasing to be a member of any Affiliated Group, including pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar other Applicable Law) or (ii) Contract (other than a Customary Contract), assumption, transferee or successor liability, operation of Applicable Law or otherwise.

(f) Each Group Company has delivered or made available to Parent correct and complete copies of all income and other material Tax Returns filed since January 1, 2016, all audit reports and statements of deficiencies assessed against or agreed to by it and all other correspondences with any Governmental Body related to Taxes. No power of attorney is currently in effect with respect to any Taxes or Tax Returns of any Group Company.

(g) No Group Company is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than any customary commercial Contract with unrelated third-party customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes (a “Customary Contract”)).

(h) With respect to each Group Company, no Claim has been made in writing by a Governmental Body in a jurisdiction where such Group Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(i) No Group Company has taken any position on a Tax Return that could result in an “underpayment” of Tax within the meaning of Section 6662 of the Code (or any corresponding or similar other Applicable Law).

(j) No Group Company has “participated” within the meaning of Treasury Regulation Section 1.6011 -4(c)(3) in any “reportable transaction” or “listed transaction” within the respective meanings of such terms under Section 6707A(c) of the Code (or any corresponding or similar other Applicable Law).

(k) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a “personal holding company” within the meaning of Section 542 of the Code.

(l) No Group Company is engaged or has ever been engaged in a trade or business, or has or has ever had a “permanent establishment” (within the meaning of any applicable income Tax treaty or under any similar Applicable Law) or a fixed place of business, in any country other than the country in which it is formed or organized.

(m) The Company has not distributed stock of another Person, nor had its stock distributed by another Person within the last two years or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Transactions, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n) No Group Company has made any payments, is obligated to make any payment or payments, or is a party to (or a participating employer in) any Contract (including any Employee Benefit Plan) that could obligate it or Parent to make any payment or payments, that constitute or would constitute an “excess parachute payment,” as defined in Section 280G of the Code as a result of the consummation of the Transactions.

(o) No Group Company has received or requested (in writing) any Tax ruling from a Governmental Body.

(p) Each share of Company Common Stock and any equity interests of TTCG is property that is “substantially vested” under Section 83 of the Code and Treasury Regulation Section 1.83-3(b). No elections have been made under Section 83(b) of the Code with respect to the issuance of any share of Company Common Stock or any equity interests of TTCG.

(q) Each Employee Benefit Plan (or portion thereof) that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) satisfies in form and operation all of the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Employee Benefit Plan). No additional Tax under Section 409A or under Section 457A of the Code has been or is reasonably expected to be incurred by any participant in any Employee Benefit Plan or other Contract, plan, program, agreement or arrangement. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. No stock option (or other right to purchase shares of Company Common Stock) granted under any Employee Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No Group Company has any Contract or obligation to indemnify, reimburse, “gross up” or otherwise compensate any individual for any Taxes or interest imposed on such individual pursuant to Sections 409A, 457A or 4999 of the Code.

(r) Each Group Company has (i) complied in all respects with the requirements of Section 482 of the Code and the Treasury Regulations thereunder (and any corresponding or similar Applicable Law) and (ii) timely and properly prepared and maintained all documentation necessary to avoid the imposition of any penalty under Section 6662(e) of the Code (or any corresponding or similar Applicable Law), as applicable.

(s) For federal and applicable state and local income Tax purposes, TTCG has been properly classified and treated from the date of its initial formation through the Closing Date as a partnership or an entity disregarded as separate from its owner within the meaning of Treasury Regulations Sections 301.7701-2 and 301.7701-3. TTCG has not elected to apply the partnership audit rules included in Sections 6221 through 6241 of the Code (as in effect after 2017 and as amended by the BBA) (or any corresponding or similar other Applicable Law) to any year ending on or prior to December 31, 2017, or filed, or agreed to file, an election under the provisions of Section 6221 through 6241 of the Code (as in effect after 2017 and as amended by the BBA) (or any corresponding or similar other Applicable Law) for any year beginning on or after January 1, 2018 (or appointed or agreed to appoint any person to act as the “partnership representative” or “designated individual” under such provisions for TTCG in or with respect to any such year).

(t) No losses (including net operating losses, built-in losses, and net capital losses) or credits of any Group Company are subject to any limitation or restriction on use under Sections 382 or 383 of the Code (and any corresponding or similar other Applicable Law).

(u) Other than the limited liability company agreement of TTCG, no Group Company is (or has been) a party to any joint venture, partnership or other Contractual arrangement that is treated as a partnership for Tax purposes.

(v) Section 2.8(v) of the Disclosure Memorandum sets forth the amount of any Taxes that otherwise would have been required to be remitted to the applicable Governmental Body prior to the Closing by any Group Company, which has been deferred as permitted under the CARES Act or otherwise as a result of the effects of the COVID-19 pandemic.

(w) Each Group Company has complied in all material respects with all Applicable Law necessary to substantiate any “qualified sick leave wages” and any “qualified family leave wages” (collectively “Qualified Leave Wages”), each as defined in Sections 7001 and 7003 of the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020) (“FFCRA”) and any “qualified health plan expenses” as defined in Section 7001 of the FFCRA (“Qualified Health Plan Expenses”), including by retaining copies of properly filed IRS Forms 941 and 7200 to the extent applicable.

(x) No Group Company has (i) funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses or any Medicare Tax on Qualified Leave Wages, from amounts reserved for the payment of employment Taxes (including amounts already withheld) or that are set aside for deposit with the IRS, in each case, whether or not shown on the Interim Financial Statements or (ii) requested an “advance payment of employer credits” on IRS Form 7200 or otherwise or has received a refund of tax credits for Qualified Leave Wages or the “employee retention credit” described in Section 2301 of the CARES Act.

2.9	Property

(a) Each Group Company does not own and has never owned any real property. Section 2.9(a) of the Disclosure Memorandum contains an accurate and complete list of all real property currently leased or currently being used by any Group Company (the “Real Property”).

(b) The material personal property owned by any Group Company individually having a value in excess of $30,000 is identified in Section 2.9(b) of the Disclosure Memorandum (the “Personal Property”).

(c) The Real Property and the Personal Property include all the properties and assets reflected in the Company Balance Sheet (except for such properties or assets sold, used up or disposed of since the date of the Company Balance Sheet in the ordinary course of business and consistent with the Company’s past practice) and all the properties and assets purchased by any Group Company since the date of the Company Balance Sheet. The properties and assets owned, leased or licensed by each Group Company include all properties and assets used in, and, to the Knowledge of the Company, are sufficient in all material respects for the conduct of the business of the Group Companies as it is presently conducted. Each Group Company’s interests in the Real Property and the Personal Property are free and clear of all Encumbrances, except for Permitted Encumbrances.

2.10	Contracts

(a) Section 2.10(a) of the Disclosure Memorandum contains an accurate and complete list of the following Contracts to which any Group Company is a party or bound and under which there are continuing obligations by a party thereto (each, a “Material Contract”):

(i) Contracts providing for potential annual payments by or to any Group Company in excess of $50,000 (other than employment Contracts);

(ii) Contracts relating to any Debt;

(iii) Contracts affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property of any Group Company, including the granting of security interests by any Group Company, other than personal property leases having a value per item or aggregate annual payments of less than $50,000;

(iv) Contracts with any labor union or other similar employee representative of a group of employees relating to wages, hours or other conditions of employment;

(v) Contracts involving any joint venture, partnership or limited liability company agreement involving a sharing of profits, losses, costs, Taxes or other liabilities by any Group Company with any other Person or that provides for the payment of referral fees or bounties;

(vi) Contracts with a noncompetition, nonsolicitation or exclusivity provision or similar arrangement that would prevent, restrict or limit in any material respect any Group Company from carrying on its business in any material respect or in any geographic location;

(vii) Contracts containing a “most-favored-nations”, preferred pricing or similar provision;

(viii) Contracts containing an effective power of attorney, agency or similar authority granted by any Group Company;

(ix) Contracts providing for the indemnification by any Group Company of its directors and officers;

(x) Contracts containing or providing for an express undertaking by any Group Company to be responsible for consequential, special or liquidated damages or to indemnify any other party that would reasonably be expected to result in liability to any Group Company in excess of $100,000, other than those entered into with customers on terms substantially consistent with such terms included the form of customer agreement provided in the Electronic Dataroom;

(xi) Contracts involving the settlement of any actual or threatened Claim or the release, compromise or waiver of any of any Group Company’s material rights, claims, obligations, duties or liabilities;

(xii) Contracts under which any Group Company has outstanding loans to, investments in, or guarantees of any obligations of, any Person;

(xiii) Contracts containing any obligation of confidentiality or nondisclosure between any Group Company and any other Person for the benefit of any Group Company or such other Person, other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices;

(xiv) Contracts relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xv) Contracts with a Governmental Body; and

(xvi) all Company IP Agreements (other than (x) Off-the-Shelf Software Licenses and (y) non-exclusive licenses granted in the ordinary course of business consistent with past practices).

(b) Each Material Contracts is valid, binding and enforceable in accordance with its terms against such Group Company and, to the Knowledge of the Company, each other party thereto, and are in full force and effect. Each Group Company has performed in all material respects all obligations imposed on it under the Material Contracts, and neither any Group Company nor, to the Knowledge of the Company, any other party thereto is in default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time, or both, would constitute a default by any Group Company or, to the Knowledge of the Company, any other party thereunder. Accurate and complete copies of each written Material Contract have been made available to Parent. No Group Company is a party to any oral Contract. No Group Company has received any written notification, or to the Knowledge of the Company any other notification, that any party to a Material Contract intends to cancel, terminate, refuse to perform, refuse to renew (if such Material Contract is renewable) such Material Contract.

2.11	Customers and Vendors

Section 2.11 of the Disclosure Memorandum sets forth: (a) an accurate and complete list of the top twenty (20) customers of the Group Companies by combined revenues of the Group Companies (i) during the fiscal year ended December 31, 2019 and (ii) the six month period ending June 30, 2020, showing the approximate total sales generated from each such customer during each such period (collectively, the “Material Customers”), and (b) an accurate and complete list of the top twenty (20) vendors of the Group Companies by the aggregate amounts paid to such Persons by the combined Group Companies (i) during the fiscal year ended December 31, 2019 and (ii) the six months period ending June 30, 2020, showing the percentage of such goods and services purchased by the combined Group Companies from such vendor in each such period (collectively, the “Material Vendors”). No Material Customer or Material Vendor has during the last 12 months materially decreased, materially limited or discontinued, or threatened in writing to materially decrease, materially limit or discontinue, its purchase of any Group Company’s products or services. To the Knowledge of the Company, no circumstance exists that would reasonably be expected to cause any Material Customer or Material Vendor to discontinue its business relationship with any Group Company within the next 12 months. During the preceding three (3) years there has not been, and there are no outstanding, material disputes with or Claim by any of the Material Customers or Material Vendors concerning the purchase of any Group Company’s products or services or the provision of materials or services to the Group Company.

2.12 Warranties

Section 2.12 of the Disclosure Memorandum sets forth the refund policies that pertain to each Group Company’s business, products or services. Other than as set forth on Section 2.12 of the Disclosure Memorandum, no Group Company has made any express warranties in connection with the sale or license of products or services or the performance of services. Aggregate Claims against any Group Company for Warranty Costs with respect to products or services during each of the Company’s last three fiscal years did not exceed $40,000 per year, and there are no outstanding or, to the Knowledge of the Company, threatened, Claims for any such Warranty Costs that would exceed $40,000 in the aggregate.

2.13	Claims and Orders

(a) There are, and during the preceding three (3) years there have been, no Claims pending or involving or, to the Knowledge of the Company, threatened against any Group Company before or by any Person, nor, to the Knowledge of the Company, is there any reasonable basis therefor. There are no material outstanding or unsatisfied judgments, orders, decrees or stipulations by a Governmental Body to which any Group Company is a party or by which it is bound. To the Knowledge of the Company, there is no proposed order of any Governmental Body that, if issued or otherwise put into effect, (A) would have a Company Material Adverse Effect or a material adverse effect on any Group Company’s ability to perform under this Agreement or the other Operative Documents or (B) would have the effect of preventing, significantly delaying or making illegal the Transactions.

(b) To the Knowledge of the Company, (i) no Key Employee or director or officer of any Group Company has been the subject of a criminal proceeding (excluding minor traffic violations), is, or during the preceding three (3) years has been, subject to any investigation regarding a possible violation of any Applicable Law (excluding any personal Tax audits and misdemeanors unrelated to professional conduct), or is subject to any order, judgment or decree of, or has entered into an agreement with, any Governmental Body permanently or temporarily enjoining him or her, or otherwise limiting him or her, from engaging in any business, profession or business practice and (ii) no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, or a receiver or similar office appointed for, any director or officer of any Group Company.

2.14	Labor and Employment Matters

(a) The Company has provided to Parent, a true and complete list which contains: (i) the names, titles and current compensation amounts of all current directors, officers, and employees of each Group Company; (ii) the wage rates for non-salaried and non-officer salaried current employees of each Group Company by classification, and all union Contracts (if any); (iii) the names and current compensation packages of all current independent contractors and consultants of each Group Company; (iv) each current employment, independent contractor or consulting Contract or arrangement to which any Group Company is a party or other Contract to which any Group Company is a party pursuant to which any Person is entitled to compensation or other payments from any Group Company in respect of past or future services provided, or to be provided, to such Group Company by any such Person; and (v) each state or other jurisdiction in which any Group Company currently employs any Person or engages the services of any independent contractor or consultant.

(b) There are no Claims pending, or to the Knowledge of the Company threatened, between any Group Company and any of its current or former employees or independent contractors, including Claims for compensation, severance, benefits, vacation time or pay, or any Claim from any current or former employee or other Person arising out of any Group Company’s status as an employer or purported employer or any workplace practices or policies, whether in the form of Claims for discrimination, sexual or other harassment, equal pay, unfair labor practices, grievances, wage and hour violations, wrongful discharge, public policy violations, as a whistleblower, or otherwise. Each Group Company has complied in all material respects with all Applicable Law regarding labor and employment, including those related to employment practices, wages and hours, leaves of absence, equal opportunity, collective bargaining, workers’ compensation, immigration, occupational health and safety and notice of termination and redundancy. Without limiting the foregoing, all individuals who are or within the last three years were performing consulting or other services for any Group Company are or were at all times during the performance of such services correctly classified under all Applicable Law by such Group Company as either “independent contractors” or “employees” as the case may be. All individuals who are or in the last three years were classified as “employees” of any Group Company are or were at all times during such classification correctly classified under all Applicable Law by such Group Company as exempt or non exempt, as the case may be.

(c) There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting any Group Company, and no Group Company has experienced any work stoppage or other similar labor disruption since its inception. To the Knowledge of the Company, no employee intends to terminate as a result of the Transactions, or otherwise imminently terminate, his or her employment or relationship with any Group Company. No collective bargaining agreement is binding on any Group Company. There are no organizational efforts presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Group Companies. All employees of the Group Companies are employed on an “at will” basis, are eligible to work and are, to the Knowledge of the Company, lawfully employed in the United States.

(d) To the Knowledge of the Company, no employee of any Group Company has applied for or is receiving unemployment benefits as a “covered individual” as defined in Section 2102(a)(3) of the CARES Act.

2.15	Employee Benefit Plans

(a) Section 2.15(a) of the Disclosure Memorandum contains a complete and accurate list of all current Employee Benefit Plans. No Group Company or ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten, and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by any Group Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could reasonably be expected to materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements.

(b) The Company has delivered to Parent, with respect to each Employee Benefit Plan (to the extent applicable thereto), accurate and complete copies of: (i) all documents embodying such Employee Benefit Plan (including all amendments thereto) or, if such Employee Benefit Plan is not in writing, a written description of the material terms of such Employee Benefit Plan; (ii) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (iv) all material Contracts relating to such Employee Benefit Plan, including all trust agreements, annuity Contracts, insurance Contracts, bonds, indemnification agreements, and service provider agreements; (v) the most recent determination, opinion, or advisory letter issued by the IRS with respect to such Employee Benefit Plan; (vi) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (vii) the most recent financial statement prepared for such Employee Benefit Plan; (viii) all correspondence in the preceding three (3) years to or from any Governmental Body relating to such Employee Benefit Plan; and (ix) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the three most recently completed plan years.

(c) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan was properly and legally established; (ii) such Employee Benefit Plan is, and at all times since its adoption has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all Applicable Laws, including ERISA and the Code (and the regulations and rulings issued thereunder); (iii) each Group Company, each ERISA Affiliate, and each other Person (that is a fiduciary of such Employee Benefit Plan) has properly performed all of its duties and obligations (whether arising by operation of law, by Contract or otherwise) under or with respect to such Employee Benefit Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations; (iv) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Body or provided to any participant in such Employee Benefit Plan (or the beneficiary of any such participant) have been properly prepared and properly filed or provided on or before their respective due dates and were accurate in all material respects when so filed or provided; (v) no Group Company and no ERISA Affiliate has breached any fiduciary duty imposed upon it by ERISA or any other Applicable Law;

(vi) no prohibited transaction, within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the Code and Section 408 of ERISA), has occurred or is threatened or about to occur (including any of the Transactions); (vii) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Employee Benefit Plan have been paid on or before their respective due dates and within the applicable time period prescribed by ERISA or, if not yet due, have been accrued as a liability on the Interim Financial Statements; and (viii) no Group Company or ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which any Group Company, any ERISA Affiliate, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates could incur, directly or indirectly, any penalty, Tax, fine, Encumbrance or liability under ERISA, the Code or any other Applicable Law, or pursuant to any indemnification, contribution or similar Contract.

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (i) is the subject of an unrevoked favorable determination letter issued by the IRS with respect to such Employee Benefit Plan’s qualified status under the Code; or (ii) utilizes a prototype or volume submitter plan document that is the subject of a current, unrevoked favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan and upon which the Group Companies and such Employee Benefit Plan are entitled, under applicable IRS guidance, to rely. Nothing has occurred that could result in the loss of the qualification or exemption of any such Employee Benefit Plan or its related trust.

(e) Each Group Company is and, at all relevant times, has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152, and all regulations and guidance issued thereunder (collectively, the “Healthcare Reform Laws”), including the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full-time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code; and no Group Company or Employee Benefit Plan has incurred (and nothing has occurred, and no condition or circumstance exists, that could subject any Group Company or any Employee Benefit Plan to) any assessable payment, Tax or penalty under Section 4980D or 4980H of the Code or under any other provision of the Healthcare Reform Laws.

(f) The Group Companies and ERISA Affiliates have, at all times, properly classified all Persons providing services to the Group Companies and ERISA Affiliates as employees and independent contractors, as the case may be, for purposes of eligibility to participate in the Employee Benefit Plans.

(g) Except to the extent required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar state Applicable Law, no Group Company, ERISA Affiliate or Employee Benefit Plan provides, has any obligation to provide, or has ever promised or agreed to provide life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee (or to any other Person) after his or her retirement or other termination of employment or service.

(h) No Group Company or ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has or could have any obligation or liability (including any contingent obligation or liability) under or with respect to: (i) any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code; (iii) any multiple employer plan within the meaning of Section 210(a), 4063 or 4064 of ERISA or Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; (v) any self-funded (or self-insured) group health plan; or (vi) any compensation or benefit plan, fund, policy, program, practice, Contract, agreement or arrangement covering employees outside of the United States or subject to the Applicable Law of any jurisdiction other than the United States.

(i) Each Employee Benefit Plan can be unilaterally amended or terminated by a Group Company at any time (whether before or after the Closing) and without any penalty, cost, expense or liability to any Group Company, any ERISA Affiliate, Parent, the Surviving Corporation, any of their respective Subsidiaries or Affiliates, or such Employee Benefit Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty).

(j) No Claim (other than routine claims for benefits) is pending, is threatened in writing or, to the Knowledge of the Company, is threatened in any other manner with respect to (or against the assets of) any Employee Benefit Plan, nor is there any reasonable basis for any such Claim. No Employee Benefit Plan is (or during the last three (3) years has been) the subject of any audit, investigation or other Claim by any Governmental Body or a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body, and, to the Knowledge of the Company, no such audit, investigation or Claim is contemplated or under consideration by any Governmental Body.

(k) Neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent event(s), such as termination of employment) will or may: (i) entitle any individual to severance, retention or change of control benefits or to any other payment; (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Employee Benefit Plan; (iv) require any Group Company, any ERISA Affiliate, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual; (v) result in the renewal or extension of the term of any Contract regarding the compensation of any employee, officer, director, consultant, independent contractor or other service provider of or to any Group Company; or (vi) impair any of the rights of any Group Company, any ERISA Affiliate, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates with respect to any Employee Benefit Plan.

2.16	Intellectual Property

(a) Each Group Company exclusively owns or has the valid right or license to Exploit in the manner currently Exploited by the Company (subject to, in the case of any Third Party Technology, the terms of the applicable Inbound Licenses), all Company IP and Third Party IP. Each Group Company had the valid right or license to Exploit (in the manner previously Exploited by the Company) all previously-licensed Third Party Technology used by a Group Company in the last five (5) years, subject to the terms of the applicable Inbound Licenses. Each Group Company owns all right, title and interest in and to all of the Company IP free and clear of all Encumbrances and licenses other than the Outbound Licenses. To the Knowledge of the Company, the Company Technology and Third Party Technology, and all Intellectual Property Rights thereunder, is sufficient for the conduct of each Group Company’s business as currently conducted.

(b) Section 2.16(b) of the Disclosure Memorandum lists the following with respect to the Company IP (collectively, “Company Registered IP Rights”):

(i) all registered Trademarks and applications for registration thereof, including the registration number or application number for each jurisdiction in which filed, and date of such registration or application;

(ii) all registered Copyrights, and applications for registration of any of the Copyrights, including the registration number or application number for each jurisdiction in which filed, and date of such registration or application; and

(iii) all Patents (including any provisionals, non-provisionals, PCTs, continuations, continuations in part, divisionals, reissues, renewals and any other applications claiming priority to any of the foregoing), including the Patent number or application number for each jurisdiction in which filed, and date issued (or date filed);

(iv) all domain name registrations, including the registration date, any renewal date and the name of registry or issuer, and all online presences (including social media IDs, handles, accounts, groups and pages).

The Company will, prior to the Closing Date, provide to Parent a list of any actions that are required to be taken within 120 days after the Closing Date for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Company Registered IP Rights. No Group Company has conducted its business, and has used or enforced (or failed to use or enforce) any Company IP, in a manner that would result in the abandonment, cancellation or unenforceability of any item of Company IP Rights, and no Group Company has taken (or failed to take) any action that would result in the forfeiture or relinquishment of any material Company IP Rights. There have been no interferences, re-examinations, or oppositions brought or threatened to be brought involving any of the Company Registered IP Rights. Each applicable Group Company has the sole right to file, prosecute, and maintain all applications and registrations with respect to the Company IP.

(c) Section 2.16(c) of the Disclosure Memorandum lists all Outbound Licenses (except for non-exclusive licenses and covenants not to sue with respect to Company owned

Intellectual Property Rights granted the ordinary course of business). Except as disclosed in Section 2.16(c) of the Disclosure Memorandum, no Outbound License grants any rights to (i) modify or create derivative works of any Company Technology or Third Party Technology, or (ii) grant sublicenses under any Company IP Rights or Third Party IP Rights.

(d) Section 2.16(d) of the Disclosure Memorandum lists all Inbound Licenses (other than Off the Shelf Software Licenses). Except pursuant to (i) the Inbound Licenses disclosed on Section 2.16(d) of the Disclosure Memorandum, and (ii) Off the Shelf Software Licenses, the Company does not have other present or future royalty or other payment obligations with respect to any Third Party Technology.

(e) Section 2.16(e) of the Disclosure Memorandum lists:

(i) any grants by any Group Company of exclusivity (including exclusive license rights granted by any Group Company to any Person in Company IP or other exclusivity grants), covenants not to sue or not to assert, Company Technology escrow obligations, noncompetition or nonsolicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation or similar status, rights of first negotiation that relate to or restrict any Company IP, or products or services that are provided using Company IP, or other material restrictions on the operation of any Group Company’s business or any Company IP or Company Product (to the extent not already disclosed under Section 2.10(a)of the Disclosure Memorandum); and

(ii) any grants by or obligations of any Person to any Group Company of exclusivity (including exclusive Inbound Licenses rights granted to Company), covenants not to sue or not to assert or technology or source code escrow obligations, noncompetition or nonsolicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation or similar status, rights of first negotiation, or other material restriction (to the extent not already disclosed under Section 2.10(a) of the Disclosure Memorandum).

(f) Section 2.16(f) of the Disclosure Memorandum lists all Company Products made commercially available by the Company or other Company Products under development by the Company.

(g) The Company is not in violation in any material respect of any Contract relating to Company IP, including any Company IP Agreement.

(h) Neither (i) the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, offering for sale, import, or any other exercise of rights in Company IP in the same manner as conducted by any Group Company, (ii) the operation of any Group Company’s business, including any Group Company’s provision of any Company IP or Company Products; nor (iii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, offering for sale, import, or other exploitation by any Group Company of any Company Product or any Company IP, (A) constitutes a breach or default under, or otherwise violates, any Inbound License or Outbound License; (B) infringes, violates, interferes with or misappropriates any Intellectual Property Rights of any Person, or (C) constitutes unfair competition or unfair trade practice. To the Knowledge of the Company, no Person, including any current or former employee, consultant, or contractor of any Group Company, has infringed, violated, interfered with or misappropriated, or is infringing, violating, interfering with or misappropriating, any Company IP Rights.

(i) No Group Company has received written notice of and, to the Knowledge of the Company, there are no claims (i) challenging the validity, effectiveness or ownership by any Group Company of any Company IP Rights, (ii) challenging the validity, effectiveness or ownership of any Group Company’s rights in Third Party IP, or (iii) that any of the activities of any Group Company specified in (i), (ii), or (iii) in Section 2.16(h) above, infringes, violates, interferes with or misappropriates, or will infringe, violate, interfere with or misappropriate any other Person’s Intellectual Property Rights or constitutes unfair competition or unfair trade practices under the Applicable Law of the applicable jurisdiction, nor, to the Knowledge of the Company, are there any valid grounds for any bona fide claim of any such kind.

(j) All current and former employees of each Group Company who have contributed to or created any portion of, or otherwise have any rights in or to, any Company IP or any Company Products meet all of the following requirements: (i) their work in any Company IP, or any Company Product, was created by them entirely within the scope of their employment by the applicable Group Company; (ii) their Copyrightable work product in any Company IP, or any Company Product, is owned by the applicable Group Company as a work made for hire under U.S. Copyright law or has otherwise been validly assigned to the applicable Company under such Group Company’s standard form employee invention assignment agreement; and (iii) any inventions, improvements or discoveries of such employees that are included or implemented in any Company IP, or any Company Product, have been validly assigned to the applicable Group Company all Technology and Intellectual Property Rights included or implemented in such Company IP or Company Product under such Group Company’s standard form employment agreement. The Company has provided true and correct copies of such standard form employment agreement.

(k) All current and former consultants, contractors and any other Persons that have contributed to or created any portion of, or otherwise may have any rights in or to, any Company IP, or any Company Product, have executed and delivered, and to the Knowledge of the Company are in compliance with, enforceable written Contracts that validly assigned to the applicable Group Company all Technology and Intellectual Property Rights therein conceived, created, developed, written, invented, discovered or reduced to practice by such consultants, contractors, or other Persons. The Company has provided true, correct and complete copies of all such Contracts to Parent.

(l) In the event that any Group Company has acquired any Technology or Intellectual Property Rights from any Person (other than a Group Company’s employees), whether by acquisition or by operation of Applicable Law, the applicable Group Company has obtained valid and enforceable written assignments that irrevocably transfer all rights in and to such Technology and Intellectual Property Rights to the applicable Group Company. To the extent applicable, each Group Company has recorded any assignment of such Intellectual Property Rights with the relevant governmental entity in each such jurisdiction in which such an assignment is required to be recorded in accordance with Applicable Law.

(m) Each Group Company is in compliance in all material respects with all Applicable Laws and Contract obligations governing the collection, interception, storage, receipt, purchase, sale, transfer, processing, destruction, deletion and use (“Collection and Use”) of all data or information constituting the personal information relating to any natural person, including employees, customers, and other individuals, that has been collected or otherwise obtained by any Group Company, including all such information subject to any Applicable Law respecting the privacy of financial, credit, medical or other information, including name, address, telephone number, fax number, electronic mail address or other contact information, geographic locations, IP addresses, facial likenesses, social security or insurance numbers, bank account number or credit card numbers, racial or ethnic origin, political opinions, religious or philosophical beliefs, trade or labor union membership, physical or mental health, sexual life, criminal offenses, or any data that would identify any natural person, together with any other information about a natural person which is combined with or linked to any of the foregoing information, and including all de-identified data and all aggregated data derived from any of the foregoing information (collectively, “Personally Identifiable Information”). Each Group Company’s Collection and Use of such Personally Identifiable Information are in accordance with such Group Company’s privacy policy (or applicable terms of use) as published on its website or any other written privacy policies (or applicable terms of use), documents, or promises or representations presented to or impliedly agreed to with employees, consumers or customers, or other Persons and to which the applicable Group Company is bound or otherwise subject, and any Contractual obligations of such Group Company to its customers, employees, or other Persons regarding privacy, security or confidentiality (collectively, “Personally Identifiable Information Obligations”).

(n) No Group Company uses, collects, or receives, in connection with the provision of its products or services, social security numbers, driver’s license numbers, national health insurance numbers, or other government identification numbers corresponding to a natural person. No Group Company monitors, stores, reviews or intercepts emails, private messages, or other private communications that are transmitted from, to or through any Group Company’s products or services without the explicit consent of the individual transmitting or receiving such email(s), private message(s) or other private communication(s). Each Group Company takes commercially reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored, processed or contained therein or transmitted thereby from unauthorized or improper Collection and Use including appropriate backup, security, and disaster recovery technology and no Person has gained unauthorized access to any Group Company software, hardware, firmware, servers, databases, systems, networks, network equipment, interfaces, applications or Internet sites or to any information stored, processed or contained therein or transmitted thereby.

(o) Each Group Company has implemented, currently maintains, and has at all times complied in all material respects with commercially reasonable information security programs regarding the handling and safeguarding of Personally Identifiable Information. Each Group Company has complied with any privacy policies and privacy obligations of any third party under the terms of any Contracts to which such Group Company is obligated to comply. The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of each Group Company’s obligations hereunder or thereunder, or transfer of all Personally Identifiable Information to Parent and Parent’s use of such information to carry on the business conducted by any Group Company will not materially violate any such

Applicable Law or any of Company’s Personally Identifiable Information Obligations. Each Group Company has taken reasonable measures (including at least those measures required under Applicable Law) to prevent the disclosure, unauthorized use or misappropriation of Personally Identifiable Information. No Group Company has received written notice of, and to the Knowledge of the Company, there are no claims or investigations related to its Collection and Use of Personally Identifiable Information or its Personally Identifiable Information Obligations, nor, to the Knowledge of the Company, are there valid grounds for any such bona fide claims or investigations of such kind.

(p) Each Group Company has implemented, currently maintains, and has at all times complied in all material respects with written data security policies and procedures, including a written incident response plan, regarding the technological, physical, and administrative safeguards that protect its computers, networks, software, and systems, and the personal data it processes, against unauthorized access or incidents affectively their availability, integrity, and functionality. All such written policies and procedures, together with accurate information regarding the times during which such policies and procedures were in use, have been provided to Parent.

(q) Each Group Company has implemented, currently maintains, and has at all times complied with commercially reasonable technological, physical, and administrative safeguards designed to protect personal information collected from or about individuals against loss, theft and unauthorized access, use, acquisition, or disclosure, and designed to protect its computers, networks, software, and systems against incidents that might impair their integrity, availability, or functionality, and it regularly monitors and updates, as necessary, such safeguards to ensure their effectiveness, and has implemented and maintained, consistent with customary industry practices and its obligations to third parties, commercially reasonable security and other measures to protect computers, networks, software and systems used by it to store, process or transmit Company Technology, Third Party Technology, or any other information or data or other Technology from unauthorized access, use or modification. Each Group Company has at all times complied and is currently complying with all Applicable Law regarding data security.

(r) Each Group Company has obtained legally binding written Contracts to maintain the confidentiality of it trade secrets and other confidential information from all (A) employees, (B) consultants and contractors (including terms that bind the employees of any consultants or contractors), and (C) any other Persons with whom such Group Company has shared such trade secrets and other confidential information. Each Group Company is, and to the Knowledge of the Company, all other Persons thereto are, in compliance with the provisions of any Contracts related to the confidentiality of such trade secrets and other confidential information designed to prevent the disclosure of unauthorized use or misappropriation of the same. The Company has made available to Parent the standard form of non-disclosure or confidentiality agreements used by each Group Company with Persons whom such Group Company shares such trade secrets and other confidential information.

(s) No Group Company has experienced any security breaches or other incidents affecting the confidentiality or integrity of personal information collected from or about individuals or the security of the Company’s computers, networks, software, and systems. The Company has made available to Parent the backup procedures and disaster recovery plans followed and maintained by each Group Company. It has conducted and presently conducts its business in accordance with such procedures and plans.

(t) No software used or distributed in connection with any Company Technology, or any Company Product (including software under development by any Group Company), is, or, when delivered to Parent, will be, in whole or in part, subject to or governed by an Excluded License or a license that requires that such Group Company give attribution for such use. Each Group Company has at all times taken commercially reasonable steps regarding the use of Public Software by such Group Company employees, consultants and contractors, including practices and procedures regarding integration of Public Software with Company Technology, use of Public Software in the provision of professional services or support services, and compliance with Public Software licenses. Each Group Company has taken commercially reasonable steps to ensure that no Group Company employee, consultant or contractor uses any Public Software in any manner not permitted by such policies and procedures.

(u) No funding, facilities or personnel of any governmental entity or any university, college or other educational institution or research center were used, directly or indirectly, to develop or create, in whole or in part, any Company IP. No current or former employee, consultant or contractor of any Group Company who contributed to, the creation or development of any Company IP has performed services for any governmental entity or any university, college or other educational institution or research center during a period of time during which such employee, consultant or contractor was also performing services for such Group Company in conflict with Company’s sole ownership of any Company IP. No research center, university, college, or other educational institution, or other third party has any rights to any Technology or Intellectual Property Rights used by any Group Company in the operation of any Group Company’s business or development of any Company Products that arise as a result of or in connection with (i) any current or former employee or independent contractor of such Group Company performing services for any university, college or other educational institution or research center or (ii) the use or provision of any gift, grant, funding, facilities, personnel, or other resources of any university, college, or other educational institution or research center. No governmental entity has any rights to Company IP that (i) would affect the proprietary nature of any Company IP or restrict the ability of any Group Company to enforce, license or exclude others from using or licensing any Company IP or (ii) arise as a result of funds received by any Group Company for any government Contract. Each Group Company has made all disclosures, elections, and notices required by Applicable Law or any government Contract to protect the proprietary nature of any Company IP.

(v) Except as set forth in Section 2.16(v) of the Disclosure Memorandum, no Group Company is subject to, and neither the execution, delivery or performance of this Agreement (or any exhibit or schedule thereto) with or without notice or lapse of time, give rise to, any obligations of exclusivity, covenants not to sue, noncompetition or nonsolicitation obligations, rights of first refusal, rights of parity of treatment, most favored nation status, rights of first negotiation, or other material restrictions on the operation of any Group Company’s business or any Company IP or Parent’s or any of its Affiliates’ business or any Technology or Intellectual Property Rights owned or purported to be owned by Parent or any of its Affiliates.

(w) Neither the execution, delivery, or performance of this Agreement (or any exhibit or schedule thereto) will, with or without notice or lapse of time, result in, give any Person the right or option to cause or declare (i) a breach of or default under any, Contract relating to Company IP, or any material loss or change in the rights or obligations of any Group Company under any such Contract, (ii) any lien on any Company IP, or an obligation to pay any royalties or other amounts to any third Person in excess of those that any Group Company is otherwise obligated to pay, (iii) the forfeiture or termination of Company IP; (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in, the modification or loss of any rights with respect to, or the creation of any lien on, any Company IP or any Technology or Intellectual Property Rights owned by or licensed to Parent or any of its Affiliates; or (v) any other change in the rights or obligations of any other Person under any Contract relating to Company IP with regard to payment, services, assignment, termination, or Company IP.

(x) Each Group Company has complied with all end-user, end-use, and destination restrictions issued by the U.S., Canada, the European Union, and any other jurisdiction to which such Group Company operates or is subject.

(y) The Company Technology, including all software therein, and process for the development of Company Technology or Company Products: (i) has been sufficiently documented to enable a reasonably skilled developer and manufacturer to understand, modify, purchase and otherwise utilize all aspects of the related Technology and process without reference to other sources of information; (ii) is complete and, except as set forth in the applicable Group Company’s published documentation as of the date of this Agreement, no other computer hardware, software, system, or other information technology is needed in order to carry on the business of the Group Companies; (iii) is free from known material defects or deficiencies, errors in design, and operating defects; (iv) does not require a material upgrade or replacement within the twelve (12) month period after the Closing Date and none are planned; and (v) does not contain any disabling mechanisms or protection features that are designed to disrupt or prevent the use of such Technology or process.

2.17	Corporate Books and Records

The Company has furnished to Parent accurate and complete copies of (a) the Organizational Documents, (b) minute books (or in the case of TTCG, records of all written consents or other actions taken by the manager or members), and (c) stock or other equity transfer records of each Group Company. Such transfer records accurately reflect all the issuances, transfers, repurchases and cancellations of shares of capital stock or equity interests of any Group Company. The Company has made available to Parent true and complete copies of each document requested by Parent or that is required to be listed in the Disclosure Memorandum.

2.18	Licenses; Compliance with Laws

(a) Each Group Company has received all approvals, authorizations, consents, licenses, orders, registrations and permits (“Permits”) of all Governmental Bodies necessary for the conduct of such Group Company’s business as currently conducted and use of the Real Property or the Personal Property, except where failure to obtain such Permits is not material to the Group Companies. Each Group Company is and has been in compliance in all material respects with all Applicable Law applicable to it, to its employees or to its business or property. During the preceding five (5) years, no Group Company has received any written, or to the Knowledge of the Company, oral, notice alleging a possible violation by any Group Company of any Applicable Law. No Group Company has applied for or received any loan or similar advance under the CARES Act, including any Economic Injury Disaster Loan or any loan under the Paycheck Protection Program thereunder.

(b) No Group Company, nor any officer, director or manager of a Group Company, nor, to the Knowledge of the Company, any of its respective agents, employees, distributors or other representatives of any Group Company has, in connection with the conduct of any business of a Group Company, since the inception of each such Group Company, directly or, to the Knowledge of the Company, indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party) (i) offered, paid, promised to pay, given, or authorized the payment or giving of anything of value to any Government Official or customer (including direct family members or staff of any Government Official or customer), or any other Person, (A) for the purpose of (1) securing an improper advantage, (2) inducing any Person to do or omit to do any act in violation of Applicable Law, or (3) rewarding any Person for an improper advantage already given or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful means of obtaining business or any improper advantage; (ii) requested, agreed to receive, or accepted a payment, gift or hospitality from a Person if it is known that it is offered with the expectation that it will obtain a business advantage for any Group Company; (iii) provided any facilitation or grease payment to any Government Official to expedite routine government actions that the Government Official or employee is already bound to perform; (iv) violated any Anti-Corruption Law; (v) offered, authorized, made or provided any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to current conduct of the business of the Group Companies or the conduct of the business of the Group Companies since the formation of the Group Companies; (vi) established or maintained any unlawful fund of corporate monies or other properties; (vii) made any false, materially misleading, or fictitious entries on its accounting books and records; (viii) used or is using any corporate funds for any direct or indirect unlawful payments to any Government Official or other Person; or (ix) made, offered, received or agreed to receive any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature.

(c) Each Group Company has conducted its activities in compliance in all material respects with applicable provisions of (A) United States export control and sanctions laws (including the International Traffic in Arms Regulations, the Export Administration Regulations, the Foreign Trade Regulations, the regulations, statutes, executive orders, and other measures administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), and any applicable antiboycott compliance statutes or regulations), (B) the import laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security and (C) export, sanctions, and import laws of the other countries where they conducted and currently conduct business (collectively, “Import and Export Laws”), and no Group Company has received any notice of or is otherwise aware of any noncompliance, complaints, or warnings with respect to its compliance with the Import and Export Laws.

(d) No Group Company nor any of such Group Company’s respective directors, administrators, officers or, to the Knowledge of the Company, any employees of such Group

Company is, or has been in the preceding five (5) years, identified on: (i) OFAC’s List of Specially Designated Nationals and Blocked Persons; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; or (iii) the Directorate of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) otherwise subject to sanctions or export control restrictions under any applicable Import and Export Laws.

2.19	Insurance

Each Group Company maintains, and has for the preceding five (5) years maintained, insurance policies that are customary and adequate for similarly situated companies of similar size in the same or similar businesses and locations in which such Group Company operates. The Company has made available to Parent an accurate and complete copy of each insurance policy with respect to which any Group Company is currently a party, a named insured or otherwise the beneficiary of coverage. Each such insurance policy is in full force and effect and all premiums due thereon have been paid in full. None of the insurance policies will terminate or lapse by reason of the Transactions. To the Knowledge of the Company, no insurer under any such insurance policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. No claim currently is pending under any such policy, and all prior claims under any Group Company’s insurance policies have been filed in a timely fashion.

2.20	Brokers or Finders

No Group Company has or will have, directly or indirectly, any liability for any brokerage, finder’s or other fee, commission or similar charge in connection with this Agreement or any other Transaction.

2.21	Bank Accounts

Section 2.21 of the Disclosure Memorandum sets forth (a) an accurate and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Group Company has an account or safe deposit box or maintains a banking, custodial, trading or other relationship, (b) an accurate and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of each Group Company having signatory power with respect thereto, and (c) a list of each investment of the Group Companies held through or in each such account, box and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.22	Insider Interests

No Related Person of any Group Company has any interest (other than as a Stockholder of the Company) in any: (a) property or assets (real or personal, tangible or intangible) currently used in the business of any Group Company, or (b) entity that sells, licenses or furnishes to, or purchases or licenses from, any Group Company any products, goods or services, or (c) Contract to which any Group Company is a party or by which it is bound; provided, however, that ownership of less than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.22.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

In order to induce the Company to enter into and perform this Agreement, Parent and Merger Sub represent and warrant to the Company as of the date hereof as follows:

3.1	Organization and Good Standing

Parent is a corporation duly organized and validly existing under the laws of the State of Washington. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2	Authority and Enforceability

Each of Parent and Merger Sub has the power and authority to execute this Agreement and the other Operative Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. All corporate action on the part of Parent and Merger Sub and their respective directors, officers and stockholders necessary for the authorization, execution, delivery and performance by Parent and Merger Sub of this Agreement and the other applicable Operative Documents to which Parent or Merger Sub is or will be a party has been taken, and the consummation of the Merger and the performance of all of Parent’s and Merger Sub’s obligations under this Agreement and the other Operative Documents to which Parent or Merger Sub is or will be a party has been taken. This Agreement is the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, and each of the other Operative Documents to which Parent or Merger Sub is or will be a party, when executed by Parent or Merger Sub, as applicable, will be the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms.

3.3	No Approvals; No Conflicts

The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Operative Documents to which Parent and Merger Sub is or will be a party, and the consummation by Parent and Merger Sub of the Transactions, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Body applicable to Parent and Merger Sub, (b) other than the Certificate of Merger, require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, or (c) conflict with or result in a breach of or constitute a default under any provision of the governing documents of Parent and Merger Sub.

3.4	Available Funds

Parent has, and will make available to Merger Sub, as appropriate, sufficient financial resources to make the payments of the Merger Consideration pursuant to the terms of this Agreement.

3.5	Activities of Merger Sub

Merger Sub was formed for the purpose of participating in the Merger as contemplated in this Agreement. Merger Sub has engaged in no other business activities.

3.6	Brokers or Finders

Neither Parent nor Merger Sub has or will have, directly or indirectly, any liability for any brokerage, finder’s or other fee, commission or similar charge in connection with this Agreement or any other Transaction.

ARTICLE IV

CLOSING DELIVERABLES

4.1	Company and Stockholder Deliverables

The Company or Stockholders, as applicable, shall execute and deliver to Parent and Merger Sub, all of the following (each in form and substance satisfactory to Parent):

(a) evidence that Pre-Closing Transfers have been completed and the Restructuring has been completed in accordance with the Restructuring Documents and approved by the managers of TTCG;

(b) the Estimated Closing Statement and Payment Schedules pursuant to Section 1.14;

(c) a certificate of the Secretary of the Company, dated as of the Closing Date, as to the authenticity and effectiveness of the actions of the board of directors and the Stockholders of the Company authorizing the Merger and the other Transactions, including the approval and adoption of this Agreement and the Merger and the other Transactions for which such approval is required under the Company Certificate of Incorporation or the Company Bylaws or the DGCL, all in accordance with the Company Certificate of Incorporation and Company Bylaws. Attached to such certificate shall be a copy of the Company Certificate of Incorporation certified by the Secretary of State of the State of Delaware, the Company Bylaws, and resolutions of all board of directors and Stockholder action in connection with the Transactions, certified by the Company’s Secretary;

(d) confirmation that the Company has sent to the applicable parties consents to the Merger from each of the parties (other than a Group Company) to the Contracts listed on Schedule 4.1(d);

(e) the resignation of each director and officer of each Group Company (with respect to such position), to be effective as of the Effective Time;

(f) payoff letters issued from each holder of Debt set forth on the Estimated Closing Statement not earlier than five (5) Business Days prior to the Closing Date, which sets forth (i) the amount required to repay in full all such Debt owed to such holder on the Closing Date, (ii) the wire transfer instructions for the payment of such Debt, and (iii) if applicable, a release of all Encumbrances granted by any Group Company to such holder or otherwise arising with respect to such Debt;

(g) an invoice issued from each creditor of Transaction Costs set forth on the Estimated Closing Statement not earlier than five (5) Business Days prior to the Closing Date, which sets forth (i) the amounts required to pay in full all Transaction Costs owed to such creditor on the Closing Date, (ii) the wire transfer instructions for the payment of such Transaction Costs to such creditor and (iii) a certification that such payment is in full satisfaction of all amounts owed to it by the Group Companies in connection with the transactions contemplated hereby;

(h) a bonus, release and restrictive covenants agreement with respect to each recipient of the Lump Sum Bonus Payments set forth on Schedule 4.1(h);

(i) evidence each of the Contracts listed on Schedule 4.1(i) (i) designated for termination has been terminated, or shall be terminated without further action of any Person at the Closing, without further obligations or liabilities of any kind on the part of the applicable Group Company or Parent and (ii) designated for amendment, has been amended (or amended and restated, as applicable);

(j) evidence that either (a) the requisite stockholder approval under Section 280G(b)(5)(B) of the Code was obtained with respect to any all payments and benefits that Parent reasonably believes, in the absence of stockholder approval of such payments and benefits, could be “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Parachute Payments”), or (b) the requisite stockholder approval under Section 280G(b)(5)(B) of the Code with respect to such Parachute Payments was not obtained, and as a consequence, such Parachute Payments will not be made, retained, or provided, to the extent the value thereof exceeds 2.99 times the applicable Person’s “base amount” determined in accordance with Section 280G of the Code and the regulations promulgated thereunder pursuant to Parachute Payment waiver agreements in form and substance reasonably satisfactory to Parent and entered into by the affected individuals prior to the Stockholder vote with respect thereto;

(k) a properly completed IRS Form W-9, W 8BEN, or W 8BEN E (as applicable), dated as of the Closing Date and duly executed by (a) each holder of Debt and (b) each creditor of Transaction Costs set forth on the Estimated Closing Statement;

(l) a properly completed IRS Form W-9, dated as of the Closing Date and duly executed by each Stockholder;

(m) the duly executed Certificate of Merger; and

(n) confirmatory intellectual property assignments from each of the current employees of the Company set forth on Schedule 4.1(n).

ARTICLE V

COVENANTS

5.1	Further Assurances

From and after the Closing, the parties will, and will cause their respective Affiliates to, execute, deliver, and file such further documents, certificates, instruments, Contract, or other materials, and perform such further acts, as may be necessary or reasonably requested by a party to comply with this Agreement and the other Transaction Documents and consummate the transactions contemplated by this Agreement and the other Transaction Documents.

5.2	Tax Matters

(a) The Stockholder Representative, at the sole expense of the Stockholders, shall timely file (or cause to be timely filed) all Tax Returns filed on IRS Form 1065 (and corresponding or similar forms required to be filed under other Applicable Laws) of TTCG that reflect items that flow through to, or are otherwise reportable by, the Stockholders, for all periods ending on or prior to the Closing Date (collectively, “Passthrough Returns”), and the Stockholders shall timely pay all Taxes due with respect to Passthrough Returns. All Passthrough Returns shall be prepared in a manner consistent with TTCG’s past practice, except as otherwise required by Applicable Law, and subject to Sections 5.2(c) and 5.2(g). The Stockholder Representative shall provide all Passthrough Returns to Parent for its review and comment no less than ten (10) Business Days prior to the due date (taking into account any validly obtained extensions of time to file) for the filing of such Tax Returns, and the Stockholder Representative shall consider in good faith any reasonable comments provided by Parent in good faith no less than five (5) Business Days prior to the due date (taking into account any validly obtained extensions of time to file) for the filing of such Tax Returns.

(b) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by each Group Company after the Closing Date for periods ending on or prior to the Closing Date and for all Straddle Periods, other than any Passthrough Returns (collectively, “Pre-Closing Returns”). All such Pre-Closing Returns shall be prepared in a manner consistent with the applicable Group Company’s past practice, except as otherwise required by Applicable Law and subject to Section 5.2(c). Notwithstanding anything in this Agreement to the contrary, to the maximum extent more likely than not permitted under applicable law, Transaction Tax Deductions will be reflected on any Pre-Closing Returns (and, for this purpose, the parties agree to apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success based fees within the scope of such revenue procedure). Parent shall deliver drafts of all Pre-Closing Returns which are income Tax Returns to the Stockholder Representative for review no less than ten (10) Business Days prior to the due date (taking into account any validly obtained extensions of time to file) for the filing of such Pre-Closing Returns, and shall consider in good faith any reasonable comments provided by the Stockholder Representative in good faith no less than five (5) Business Days prior to the due date (taking into account any validly obtained extensions of time to file) for the filing of such Tax Returns.

(c) It is the intention of the parties (including in each case in this Section 5.2, for the avoidance of doubt, the Stockholders) that the Restructuring, together with and as part of an integrated plan with the Merger, shall be treated for federal and applicable state and local income Tax purposes as the acquisition by Parent of the assets of TTCG, immediately followed by the contribution of such assets by Parent to the Surviving Corporation immediately after the Merger, and the disposition by the Stockholders (other than the Donee Stockholder) of the equity interests of TTCG (together, the “Deemed Asset Purchase”), in a taxable transaction in accordance with Revenue Rulings 70-140 and 99-6 (the “Intended Tax Treatment”). For Tax purposes, the purchase price for the Deemed Asset Purchase will be equal to the TTCG Portion of the Merger Consideration, as finally determined pursuant to Section 1.15, together with all liabilities of TTCG deemed assumed and treated as purchase price for federal and applicable state and local income Tax purposes (including TTCG’s share of any Debt) and all other amounts included in purchase price for federal and applicable state and local income Tax purposes. Such purchase price for the Deemed Asset Purchase, as finally determined pursuant to Section 1.15, will be allocated among the assets of TTCG in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Parent shall deliver such allocation (the “Asset Allocation”) to the Stockholder Representative within sixty (60) days after the final determination of the Merger Consideration pursuant to Section 1.15 for the Stockholder Representative’s review and comment. The Stockholder Representative will deliver written notice of any comments to the draft Asset Allocation within thirty (30) days of the Stockholder Representative’s receipt thereof. If the Stockholder Representative does not deliver such written notice within such thirty (30) day period, the Asset Allocation as delivered by Parent shall become final and binding on the parties hereto. If the Stockholder Representative delivers written notice of comments to the draft Asset Allocation within such thirty (30) day period, Parent and the Stockholder Representative agree to use good faith efforts to resolve any disputes regarding the Asset Allocation. If Parent and the Stockholder Representative are unable to agree upon the final Asset Allocation within thirty (30) days following receipt by Parent of the Stockholder Representative’s written notice of comments, then either Parent or the Stockholder Representative shall have the right to cause the disputed items to be submitted to the Accounting Firm for resolution, in accordance with the provisions of Section 1.15(b), mutatis mutandis. The Asset Allocation as agreed upon by Parent and the Stockholder Representative (either because the Stockholder Representative does not object in writing to the Asset Allocation or as a result of good faith negotiations between Parent and the Stockholder Representative) or as determined by the Accounting Firm shall be final and binding upon all parties to this Agreement. Each party hereto shall cause all Tax Returns to be filed consistently with the Intended Tax Treatment and the Asset Allocation (as determined hereunder) and shall not take any action or position before a Governmental Body which is inconsistent with the Intended Tax Treatment or Asset Allocation, unless otherwise required in connection with a good faith resolution of a Claim by any Governmental Body.

(d) The parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, or any Tax Claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The parties will provide each other with any records or information that may be reasonably relevant to such preparation, or Tax Claim; provided that notwithstanding anything else to the contrary herein, Parent and its Affiliates shall not be required to provide any Tax Returns of Parent and its Affiliates (other than the Surviving Corporation) to any other party.

(e) Notwithstanding anything to the contrary in this Agreement (including Section 6.5), following the Closing Date, Parent will have the right, in Parent’s sole and absolute discretion, to conduct and control, through counsel of Parent’s choosing, the defense of any Tax Claim (other than Tax Claims described in Section 5.2(f)); provided, however, that to the extent that any Tax Claim could reasonably give rise to an Indemnification Claim by the Parent Indemnified Parties under Article VI, Parent will (i) provide notice of such Tax Claim to the Stockholder Representative within twenty (20) days after receiving written notice of the commencement of such Tax Claim from the relevant Governmental Body (provided that any failure by Parent to provide such notice to the Stockholder Representative within such period will not relieve the Stockholders of any liability to any Parent Indemnified Party, except and only to the extent that the Stockholder Representative demonstrates that the Stockholders have been materially prejudiced by such failure by Parent to provide such notice to the Stockholder Representative within such period), (ii) provide to the Stockholder Representative all information reasonably requested by the Stockholder Representative regarding such Tax Claim, (iii) permit the Stockholder Representative to evaluate and comment on such Tax Claim, and (iv) reasonably and in good faith consider any such reasonable comments of the Stockholder Representative provided in good faith. Parent may settle, adjust or compromise any Tax Claim in Parent’s sole and absolute discretion without the consent of the Stockholder Representative; provided, however, that without the prior written consent of Stockholder Representative, which shall be deemed to have been given unless the Stockholder Representative shall have objected within twenty (20) days after a written request for such consent is given to the Stockholder Representative by Parent, no settlement, adjustment or compromise of any Tax Claim shall be determinative of the existence of a claim for indemnification under Article VI or the amount of Losses relating to such claim. In the event that the Stockholder Representative has consented to any such settlement, adjustment or compromise, neither the Stockholder Representative nor any Stockholder shall have any power or authority to object under any provision of Article VI to the amount of any claim by any Parent Indemnified Party against the Holdback Amount or otherwise for indemnity with respect to such settlement, adjustment or compromise.

(f) Notwithstanding anything to the contrary in this Agreement (including Section 6.5), following the Closing Date, the Stockholder Representative, at the sole expense of the Stockholders, will have the right, in its sole and absolute discretion, to conduct and control, through counsel of its choosing, the defense of any Tax Claim with respect to any Passthrough Returns (a “Passthrough Tax Contest”); provided, however, that the Stockholder Representative will (i) provide notice of such Passthrough Tax Contest to Parent within twenty (20) days after receiving written notice of the commencement of such Passthrough Tax Contest from the relevant Governmental Body, (ii) provide to Parent all information reasonably requested by Parent regarding such Passthrough Tax Contest, (iii) permit the Parent to evaluate and comment on such Passthrough Tax Contest, (iv) reasonably and in good faith consider any such reasonable comments of Parent provided in good faith, and (v) comply with Section 5.2(g). Stockholder Representative may settle, adjust or compromise any Passthrough Tax Contest; provided, however, that to the extent that any Passthrough Tax Contest could reasonably give rise to an

Indemnification Claim by the Parent Indemnified Parties under Article VI, Stockholder Representative will not settle, adjust or compromise any Passthrough Tax Contest without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).

(g) Notwithstanding anything to the contrary in this Agreement, for periods ending on or prior to the Closing Date, the Stockholder Representative shall (i) neither cause nor permit any election to be made by TTCG to apply the partnership audit rules included in Sections 6221 through 6241 of the Code (as in effect after 2017 and as amended by the BBA) and any corresponding or similar provisions of other Applicable Law to any year ending on or prior to December 31, 2017, (ii) cause an election under Section 6226(a) of the Code (as in effect after 2017 and as amended by the BBA) and any corresponding or similar provisions of other Applicable Law to be made with respect to TTCG for all periods beginning on or after January 1, 2018, and (iii) cause TTCG to designate the Stockholder Representative as the “partnership representative” of TTCG under Section 6223 of the Code (as in effect after 2017 and as amended by the BBA) and any corresponding or similar provisions of other Applicable Law for periods beginning on or after January 1, 2018.

(h) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes (including any penalties and interest thereon) incurred in connection with the Transactions (“Transfer Taxes”), if any, shall be borne by the Stockholders; provided, however, that all Transfer Taxes incurred solely by reason of the Merger shall be borne 50% by Parent and 50% by the Stockholders. The Stockholders Representative shall properly prepare and timely file, at the Stockholders’ expense, all Tax Returns with respect to such Taxes.

(i) In the case of a Straddle Period: (i) the amount of ad valorem, property, or other similar Taxes of the Group Companies that relate to the portion of such Straddle Period through the end of the Closing Date shall be deemed to be the total amount of such Taxes for the Straddle Period multiplied by a fraction, (A) the numerator of which is the number of calendar days in the Straddle Period up to and including the Closing Date, and (B) the denominator of which is the total number of calendar days in such Straddle Period; and (ii) the amount of all other Taxes of the Group Companies for the portion of such Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date. For purposes of clause (ii) of the preceding sentence, any exemption, deduction, credit or other similar item (including, without limitation, the effect of any graduated rates of Tax, but excluding for the avoidance of doubt any Transaction Tax Deductions) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period through the end of the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period through the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(j) Following the Closing, neither Parent nor the Surviving Corporation will (and neither Parent nor the Surviving Corporation will cause or allow any of its Affiliates to) file any election for any Group Company under Section 336 or 338 of the Code or any similar provision of foreign, state or local Applicable Law. For the avoidance of doubt, Parent may amend or modify any Tax Returns of a Group Company in Parent’s sole and absolute discretion without the consent of the Stockholder Representative; provided, however, that, with respect to any Tax Returns of a

Group Company for any Pre-Closing Tax Periods, without the prior written consent of the Stockholder Representative, which shall be deemed to have been given unless the Stockholder Representative shall have objected within twenty (20) days after a written request for such consent is given to the Stockholder Representative by Parent, no amendment or modification of such Tax Returns shall be determinative of the existence of a claim for indemnification under Article VI or the amount of Losses relating to such claim. In the event that the Stockholder Representative has consented to any such amendment or modification, neither the Stockholder Representative nor any Stockholder shall have any power or authority to object under any provision of Article VI to the amount of any claim by any Parent Indemnified Party against the Holdback Amount or otherwise for indemnity with respect to such amendment or modification.

(k) All Contracts regarding the sharing, indemnity or allocation of either liability for Taxes or payment of Taxes to which any Group Company is a party or by which any Group Company is bound (other than Customary Contracts) will be terminated as of the Closing Date (and will have no further effect for any taxable period).

(l) Any payment made in accordance with Article VI will be treated for Tax purposes as an adjustment to the consideration paid by Parent under this Agreement, unless otherwise required under Applicable Law.

5.3	Indemnification of Company Directors and Officers; Tail Insurance Coverage

(a) For a period of six (6) years following the Effective Time, Parent will, or will cause the Surviving Corporation to, fulfill and honor the obligations of the Company to each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (the “Company D&O Indemnified Parties”) pursuant to the Company’s Certificate of Incorporation and Bylaws, in each case in effect on the Closing Date, with respect to the exculpation and indemnification of directors and officers, for claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. Any claims for indemnification made under such provisions on or prior to the sixth anniversary of the Effective Time shall survive such sixth anniversary until the final resolution thereof. Notwithstanding the foregoing, the obligations of Parent and the Surviving Corporation (i) shall be subject to all limitations and qualifications under Applicable Law as in effect from time to time and (ii) shall not release or excuse any Stockholder who is also an officer or director of the Company from his, her or its obligations under to this Agreement or any other agreement or document contemplated by the consummation or performance of any of the Transactions, nor shall such Stockholder have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor or Parent with respect to any Losses claimed by any of the Parent Indemnified Parties against such Stockholder in his, her or its capacity as a Stockholder pursuant to this Agreement or any other agreement or document contemplated by the consummation or performance of any of the Transactions. Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time.

(b) Prior to the Effective Time, the Company has purchased prepaid tail insurance coverage policies for the following policies: (i) the Directors & Officers and Employment Practices Liability Insurance (the “D&O Tail”) for the Company D&O Indemnified Parties, (ii) Professional

Liability / Cyber / Tech Errors & Omissions for the Company and (iii) Professional Liability for TTCG (collectively, the “Tail Insurance Coverage”) in a form reasonably acceptable to Company and Parent, which shall provide the applicable parties (including in the case of the D&O Tail, the Company D&O Indemnified Parties) with coverage for six (6) years following the Effective Time. Parent shall cause the Surviving Corporation to maintain the D&O Tail in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Effective Time.

(c) This Section 5.3 (i) shall survive the consummation of the Merger, (ii) is intended to benefit each Company D&O Indemnified Party and their respective heirs, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Parent or the Surviving Corporation first arising after the Closing Date by Contract or otherwise, and (iv) shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Company D&O Indemnified Parties.

ARTICLE VI

SURVIVAL AND INDEMNIFICATION

6.1	Survival

(a) The representations and warranties contained in this Agreement, the Disclosure Memorandum, any other Operative Document or in any certificate delivered pursuant hereto shall survive for a period of eighteen (18) months after the Closing Date; provided, however, that:

(i) the representations or warranties set forth in (x) Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.3 (Capitalization and Stock Rights), Section 2.8 (Taxes), and Section 2.20 (Brokers or Finders) and (y) Article I of each Support Agreement and numbered paragraph 1 of each Letter of Transmittal will survive the Closing until the later of five (5) years after the Closing Date and the date that is sixty (60) days after the expiration of the statute of limitations applicable to the underlying subject matter of such representations and warranties;

(ii) the representations and warranties set forth in Section 2.16 (Intellectual Property) will survive for a period of thirty-six (36) months after the Closing Date; and

(iii) the representations or warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability) and Section 3.6 (Brokers or Finders) will survive the Closing until the later of five (5) years after the Closing Date and the date that is sixty (60) days after the expiration of the statute of limitations applicable to the underlying subject matter of such representations and warranties; and

The representations and warranties referenced in clauses (i) and (iii) of this Section 6.1(a) are collectively referred to as the “Fundamental Representations”. The representations and warranties referenced in clause (ii) of this Section 6.1(a) are collectively referred to as the “IP Representations”.

(b) Only the covenants and agreements contained in this Agreement or in the other Operative Documents whose terms contemplate performance after the Closing Date shall survive the Closing until fully performed.

(c) The survival period applicable to a particular representation, warranty, covenant or agreement described in this Section 6.1 is referred to as the “Survival Period”.

(d) No limitations set forth in this Section 6.1 shall apply in the case of any Fraud.

6.2	Indemnification by the Stockholders

(a) Subject to the limitations set forth in this Article VI, after the Effective Time the Stockholders shall, severally (in proportion to their respective Pro Rata Additional Indemnity Share (or, in the case of the Donee Stockholders, their respective Pro Rata Share)) and not jointly, indemnify and hold Parent and Surviving Corporation and their respective officers, directors, employees, agents and Affiliates (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) harmless from and against, and shall reimburse the Parent Indemnified Parties for, any and all losses, damages, liabilities, Taxes, obligations, judgments, orders, settlement payments, awards, writs, injunctions, decrees, fines, penalties, reasonable costs and expenses (including reasonable legal and accounting fees and expenses) and whether or not involving a Third Party Claim (collectively, “Losses”), as incurred, arising out of:

(i) any breach of any representation, warranty or certification made by or on behalf of the Company expressly set forth in this Agreement, in the Disclosure Memorandum or in any other Operative Document;

(ii) any breach by any Group Company of any covenant or other obligation in this Agreement or in any other Operative Document;

(iii) any and all Pre-Closing Taxes (or the nonpayment thereof), other than Pre-Closing Taxes reflected on the Post-Closing Statement and specifically taken into account in computing Net Working Capital as finally determined under Section 1.15;

(iv) any Transaction Costs of the Company and any Debt, other than the Transaction Costs and Debt reflected on the Post-Closing Statement and specifically taken into account in determining the Merger Consideration as finally determined under Section 1.15;

(v) any demand for appraisal rights, including any Dissenting Share Payments;

(vi) any claims by any Stockholder relating to the matters contemplated by this Agreement or the other Operative Documents (including any claim alleging a breach of fiduciary duty or a misallocation of the Merger Consideration, but for the avoidance of doubt not including any claims by any Stockholder or the Stockholder Representative enforcing any Stockholder’s rights under this Agreement or any other Operative Agreement);

(vii) any Fraud by any Group Company in the making of the representations and warranties set forth in Article II or in any certificate delivered pursuant to this Agreement;

(viii) any claim or right asserted by any Stockholder or person who is or at any time was an officer or director of any Group Company, involving a right or entitlement to indemnification, reimbursement of expenses or any other similar relief or remedy with respect to any act or omission on the part of such person or any event or other circumstance that arose occurred or existed at or prior to the Effective Time;

(ix) any amounts that any Person (in such Person’s capacity as a Stockholder) is entitled to receive in connection with the Merger in excess of the amount indicated on the Payment Schedules (together with any Post-Closing Payment Amounts that may become payable) due to any inaccuracies in the Payment Schedules;

(x) any inaccuracies in the Payment Schedules; or

(xi) any of the matters set forth on Schedule 6.2(a)(xi) (the “Special Indemnification Matters”).

(b) Subject to the limitations set forth in this Article VI, after the Effective Time, each Stockholder shall, severally and not jointly, in accordance with its Pro Rata Additional Indemnity Share (or, with respect to the Donee Stockholders, Pro Rata Share), indemnify and hold the Parent Indemnified Parties harmless from and against, and shall reimburse the Parent Indemnified Parties for, any and all Losses, as incurred, arising out of:

(i) any breach of any representation, warranty or certification made by such Person expressly set forth in such Person’s Letter of Transmittal or Support Agreement, as applicable;

(ii) any breach by such Person of any covenant or other obligation of such Person in such Person’s Letter of Transmittal or Support Agreement, as applicable, or any breach of the Stockholder Representative of any covenant in this Agreement; or

(iii) any Fraud by such Person in the making of the representation and warranties (A) set forth in such Person’s Letter of Transmittal or Support Agreement, as applicable, or (B) in which such Person participated, caused or had actual knowledge of.

6.3	Indemnification by Parent

Subject to the limitations set forth in this Article VI, after the Effective Time, Parent shall indemnify and hold the Stockholders and their respective officers, directors, employees, agents and Affiliates (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) harmless from and against, and shall reimburse the Company Indemnified Parties for, any and all Losses, as incurred, arising out of:

(a) any breach of any representation or warranty made by Parent in this Agreement or in any other Operative Document;

(b) any breach by Parent of any covenant or other obligation in this Agreement or in any other Operative Document; or

(c) Fraud by Parent or Merger Sub in the making of the representations and warranties in Article III.

6.4	Limitations

(a) Except for Losses based on (i) an Indemnification Claim pursuant to Section 6.2(a)(vii) or Section 6.2(b)(iii) (which are subject to the limitations set forth in Section 6.4(b), except as specified in Section 6.4(e)) or (ii) arising in connection with any Indemnification Claim based on a breach of any of the Fundamental Representations or IP Representations (which are subject to the limitations set forth in Sections 6.4(b) and 6.4(c), respectively), the aggregate liability of each Stockholder pursuant to Section 6.2(a)(i) (such Losses taking into account such exceptions, the “General Claims Losses”) shall be limited to an amount equal to their Pro Rata Share of the General Indemnity Holdback Amount then remaining in the Holdback Account. Notwithstanding anything the contrary, except in the case of a breach by the Donee Stockholder of its Fundamental Representations in any Support Agreement or Letter of Transmittal executed by such Donee Stockholder, the aggregate liability of the Donee Stockholder pursuant to Section 6.2(a) and Section 6.2(b)(i) shall be limited to an amount equal to its Pro Rata Share of the General Indemnity Holdback Amount then remaining in the Holdback Account in all circumstances.

(b) Except as specified in Section 6.4(e), the aggregate liability of each Indemnifying Stockholder pursuant to Section 6.2 shall be limited to an amount equal to the sum of (x) the portion of the Merger Consideration which has been paid in respect of all Indemnifying Shares attributable to such Indemnifying Stockholder plus (y) the portion of the Merger Consideration then remaining in the Holdback Account that is attributable to such Indemnifying Stockholder’s Actual Shares (and, if applicable, the Performance Holdback Amount that is attributable to such Indemnifying Stockholder’s Indemnifying Shares). Except as specified in Section 6.4(e), no Indemnifying Stockholder shall be liable for an amount in excess of such Indemnifying Stockholder’s Pro Rata Additional Indemnity Share of any Losses covered by this Section 6.4(b). The aggregate liability of the Donee Stockholder pursuant to Section 6.2 shall be limited to the portion of the Merger Consideration then remaining in the Holdback Account that is attributable to the Donated Shares plus, only in the case of Losses based on a breach by the Donee Stockholder of Fundamental Representations in any Support Agreement or Letter of Transmittal executed by such Donee Stockholder, an amount equal to the portion of the Merger Consideration that has been paid in respect of the Donated Shares.

(c) Except for Losses based on an Indemnification Claim pursuant to Section 6.2(a)(vii) or Section 6.2(b)(iii) (which are subject to the limitations set forth in Section 6.4(b), except as specified in Section 6.4(e)), the aggregate liability of each Indemnifying Stockholder for the sum of (x) Losses arising in connection with any Indemnification Claim based on a breach of any of the IP Representations pursuant to Section 6.2(a)(i) plus (y) General Claims Losses shall be limited to an amount equal to thirty five percent (35%) of the sum of (x) the portion of the Merger Consideration that has been paid in respect of all Indemnifying Shares attributable to such Indemnifying Stockholder plus (y) the portion of the Merger Consideration then remaining in the Holdback Account that is attributable to such Indemnifying Stockholder’s Actual Shares (and, if applicable, the Performance Holdback Amount that is attributable to such Indemnifying Stockholder’s Indemnifying Shares). No Indemnifying Stockholder shall be liable for an amount in excess of such Indemnifying Stockholder’s Pro Rata Additional Indemnity Share of any Losses covered by this Section 6.4(c).

(d) The aggregate liability of each Stockholder for Losses to the extent arising in connection with the Special Indemnification Matters shall be limited to an amount equal to their Pro Rata Share of the amounts of the Special Indemnity Holdback Amount then remaining in the Holdback Account.

(e) Notwithstanding anything to the contrary set forth in this Agreement, with respect to any Indemnification Claim pursuant to Section 6.2 finally determined by a court of competent jurisdiction to be based on Fraud committed by an Indemnifying Stockholder or in which such Indemnifying Stockholder participated, caused or had actual knowledge of at the time of its occurrence, the aggregate liability of such Indemnifying Stockholder pursuant to Section 6.2 for any such Indemnification Claim shall be unlimited. For the avoidance of doubt, no Stockholder shall be liable for any Losses arising out of Fraud committed by any other Person, or in which such Stockholder did not knowingly participate, knowingly cause or otherwise have actual knowledge of at the time of its occurrence, in excess of the amount for which such Stockholder would be liable for such Loss if not arising out of Fraud.

(f) In the case of any Indemnification Claim arising out of Section 6.2(a)(i) or 6.2(b)(i), or Section 6.3(a), as applicable, the Stockholders or Parent, as applicable, shall not be obligated to indemnify the Parent Indemnified Parties or the Company Indemnified Parties, as applicable, until the total amount of Losses with respect to the aforementioned claims that the Parent Indemnified Parties or the Company Indemnified Parties, as applicable, are entitled to recover exceeds $2,827,500 (the “Threshold”). If such Losses exceed the Threshold, then the Indemnifying Party shall be responsible to indemnify the Parent Indemnified Parties or the Company Indemnified Parties, as applicable, for all Losses in excess of the Threshold. Notwithstanding the foregoing, this paragraph shall in no way limit, and the Threshold shall not apply to, any Indemnified Party’s right to indemnification for Losses arising in connection with any Indemnification Claim based on Fraud or a breach of any Fundamental Representation.

(g) The aggregate liability of Parent to all Company Indemnified Parties under this Article VI shall be limited to an amount equal to the Merger Consideration (inclusive of amounts paid in respect of Merger Consideration).

(h) Notwithstanding any provision to the contrary in this Agreement, the Stockholders shall not have any liability under Section 6.2(a)(i) of this Agreement based on a breach of representations or warranties set forth in Section 2.8 (Taxes) with respect to the amount or availability for any Tax period (or portion thereof) beginning after the Closing Date of any net operating loss carryforward, capital loss carryforward, or Tax credit carryforward of any Group Company.

(i) Except for Indemnification Claims pursuant to Section 6.2(a)(vii) or Section 6.2(b)(iii), or 6.2(a)(iii) - (vi) and (viii) - (x), any Person against whom an Indemnification Claim is being asserted (an “Indemnifying Party”) shall not be obligated to indemnify and hold harmless any Person claiming indemnification under this Article VI for breach of a representation, warranty or covenant (an “Indemnified Party”) after the expiration of any Survival Period applicable to such representation, warranty or covenant unless a Claim Notice with respect to such Indemnification Claim shall have been given by the Indemnified Party prior to the expiration of the applicable Survival Period. In addition, no claim may be brought in respect of the Special Indemnification Matters following the earlier of (x) the date that is thirty-six (36) months after the Closing Date and (y) the date on which each of the items set forth on Schedule 1.9(c) has been satisfied.

(j) The obligations of each Stockholder to indemnify the Parent Indemnified Parties under Section 6.2, excluding with respect to the Special Indemnification Matters, shall be first satisfied from the General Indemnity Holdback Amount. If the full amount of the General Indemnity Holdback Amount is paid to Parent in satisfaction of Indemnification Claims, any additional liability of the Indemnifying Stockholders under Section 6.2 for any matters for which recovery is not limited to the General Indemnity Holdback Amount shall be satisfied from other assets of the Indemnifying Stockholders, including by offset of amounts not yet paid by Parent under this Agreement or any other Operative Document; provided, however, that Parent may not offset any such amounts owed by the Indemnifying Stockholders from the Special Indemnity Holdback Amount except with respect to an Indemnification Claim for breach of any of the IP Representations pursuant to Section 6.2(a)(i) or a claim pursuant to Section 6.2(a)(xi), subject in each case to the limitations set forth in this Article VI. The aggregate value of Indemnification Claims paid to the Parent Indemnified Parties shall be deemed to reduce the Merger Consideration.

(k) The amount of any Losses for which indemnification is sought pursuant to this Article VI shall be reduced by (i) the amount of any third party insurance proceeds actually recovered by any Indemnified Party from any third party insurance carrier, net of any increase in insurance premiums or other costs, including deductibles, incurred in connection with recovering such insurance proceeds; and (ii) the amount of any indemnity or contribution actually recovered by any Indemnified Party from any third party that is not an Affiliate of Parent, net any costs incurred in connection with recovering any such amounts; provided, however, that the foregoing in no way obligates any Indemnified Party to (x) purchase or maintain any third party insurance policy or (y) seek recovery of any such insurance proceeds or indemnity or contribution amounts from any Person, other than from the Tail Insurance Coverage.

(l) No Indemnified Party shall have any liability under this Agreement for any exemplary or punitive damages, except to the extent specifically awarded by a governmental entity or arbitrator to a third party and paid to such third party by an Indemnified Party (including, for the avoidance of doubt, in connection with any Tax Claims or Passthrough Tax Contests).

(m) Solely for purposes of determining the amount of Losses under 6.2 and 6.3 (but not for purposes of determining whether a breach of any representation, warranty, covenant or obligation has occurred), all qualifications and limitations as to materiality, Company Material Adverse Effect and words of similar import set forth in this Agreement shall be disregarded.

6.5	Procedure for Indemnification.

Except with respect to Tax Claims and Passthrough Tax Contests, which shall be governed exclusively by Section 5.2:

(a) An Indemnified Party shall give written notice (the “Claim Notice”) of any Indemnification Claim (i) in the case of an Indemnification Claim against Parent, to Parent, and (ii) in the case of an Indemnification Claim against the Stockholders, to the Stockholder Representative, reasonably promptly, but in any event (A) prior to expiration of any applicable Survival Period, and (B) if such Indemnification Claim relates to the assertion against an Indemnified Party of any Claim by a third party (a “Third Party Claim”), within thirty (30) days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that the failure to so notify the Indemnifying Party within such time period shall not relieve the Indemnifying Party of any obligation or liability to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced by such failure. A Claim Notice shall describe in reasonable detail (to the extent known), including (i) the facts giving rise to the Indemnification Claim (ii) the amount or method of computation of the amount of such Indemnification Claim, and (iii) the nature of the breach of representation, warranty, covenant or agreement with respect to which the Indemnified Party claims to be entitled to indemnification hereunder.

(b) An Indemnifying Party (or, in the case of an indemnification claim against the Stockholders, the Stockholder Representative) shall have thirty (30) days after a Claim Notice is received to contest such Indemnification Claim in writing, describing in reasonable detail the basis for contesting the Indemnification Claim. Disputed Indemnification Claims shall be resolved either (i) in a written agreement signed by Parent and the Stockholder Representative, or (ii) by the final judgment, order, award, decision or decree of a court or other trier of fact. Any uncontested or finally adjudicated amount of Losses related to an Indemnification Claim shall be paid by the Indemnifying Party to the Indemnified Party, subject to the other terms of this Article VI (provided that in the case of an Indemnification Claim against the Stockholders, Parent shall have the right to permanently retain an amount from any remaining General Indemnity Holdback or Special Indemnity Holdback, as applicable, equal to the uncontested or finally adjusted amount of Losses, subject to Section 6.4(i)).

(c) In the event of an Indemnification Claim against the Stockholders involving a Third Party Claim, if the Stockholder Representative delivers written notice to Parent within thirty (30) days after receiving notice of such Third Party Claim that includes a written acknowledgement of all applicable Indemnifying Parties’ indemnification obligations under this Agreement with respect to such Third Party Claim and full responsibility for all indemnifiable Losses related to such Third Party Claim, the Stockholder Representative may assume the defense of such Third Party Claim; provided, however that the Stockholder Representative shall not be entitled to assume or control the defense of a Third Party Claim that (i) seeks an injunction or other equitable relief against Parent or its Affiliates (including the Company or any of its Subsidiaries), (ii) involves criminal allegations or claims by any Governmental Body, (iii) involves any Tax Claim, (iv) involves an amount at issue that is likely to exceed the Holdback Amount, or (v) related to a claim based on breach of the IP Representations. If the Stockholder Representative so assumes and controls any such defense, the Stockholder Representative shall conduct the defense of the Third Party Claim actively and diligently. The Stockholder Representative may not compromise or settle a suit, claim, or proceeding without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (x) it acknowledges that all Losses covered by such settlement are indemnifiable Claims under this Article VI, and (y) it is a Claim for monetary damages only which will be satisfied in full by the Stockholders. In assuming the defense of a matter hereunder, the Stockholder Representative shall have the right to select counsel, provided that Parent does not object to such counsel in a reasonable exercise of its discretion. Parent shall have the right to engage its own counsel who may associate with the counsel designated by the Stockholder Representative (upon the Stockholder Representative’s assumption of the defense of the matter), but the fees and expenses of such counsel shall be at the Parent’s expense, unless (i) the engagement of such counsel shall have been authorized in writing by the Stockholder Representative; (ii) the Stockholder Representative shall have not engaged counsel to take charge of the defense of such action after electing to assume the defense thereof; or (iii) in the reasonable opinion of counsel for Parent, there is a conflict of interest between the Indemnified Party and the Indemnifying Party and that there may be defenses available to it that are different from or in addition to those available to the Stockholder Representative or the Stockholders (in which case the Stockholder Representative shall not have the right to direct the defense of such action on behalf of Parent or the other Parent Indemnified Parties), in any of which events the reasonable fees and expenses of one separate counsel for Parent or any Parent Indemnified Party shall be paid by the Stockholder Representative (on behalf of the Stockholders). The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to the matter for which defense or indemnity has been claimed (subject to any limitations on account of attorney-client or similar privileges), and each party hereunder will render to the other such assistance as the other may reasonably request in order to assure prompt and adequate defense of any such suit, claim, or proceeding.

(d) Notwithstanding the foregoing, in any Third Party Claim in which the Stockholders are the Indemnifying Party and the Stockholder Representative does not assume the defense of such Third Party Claim (whether by election or because the Stockholder Representative does not have, or loses the right to, assume the defense and control of such Third Party Claim), (i) Parent shall have the right to conduct the defense of the Third Party Claim and (ii) Parent may settle, adjust or compromise such Third Party Claim with or without the consent of the Stockholder Representative; provided, however, that without the prior written consent of the Stockholder Representative, which shall be deemed to have been given unless the Stockholder Representative shall have objected within twenty (20) days after a written request for such consent is given to the Stockholder Representative by Parent, no settlement, adjustment or compromise of any Third Party Claim shall be determinative of the existence of a claim for indemnification under this Article VI or the amount of Losses relating to such claim. Parent will keep the Stockholder Representative reasonably informed as to, and with respect to any Third Party Claim arising out of, relating or based on a breach of the IP Representations, give good faith consideration to the views of the Stockholder Representative as to matters relating to, the defense or resolution of such Third Party Claim. In the event that the Stockholder Representative has consented to any such settlement, adjustment or compromise, neither the Stockholder Representative nor any Stockholder shall have any power or authority to object under any provision of this Article VI to the amount of any claim by any Parent Indemnified Party against the General Indemnity Holdback or Special Indemnity Holdback Amount or otherwise for indemnity with respect to such settlement, adjustment or compromises, subject to the limitations and terms set forth in this Article VI. Parent shall have the exclusive right to assume and conduct the control of any Third Party Claim giving rise to an Indemnification Claim made by the Company Indemnified Parties.

6.6	Exclusive Remedy

Except in the case of Fraud in the making of representations and warranties expressly set forth in this Agreement or any other Operative Document, and except as set forth in Section 7.11, after the Closing, the indemnification provisions of Article VI shall be the sole and exclusive monetary remedy of the Parent Indemnified Parties and the Company Indemnified Parties with respect to any Losses or Claims under this Agreement and the certificates required to be delivered pursuant to this Agreement (it being understood that nothing in this Section 6.6 or elsewhere in this Agreement will affect Parent’s or Surviving Corporation’s rights to equitable remedies to the extent available). Notwithstanding the foregoing, nothing in this Agreement shall limit the remedies of Parent or Surviving Corporation under any document or agreement other than this Agreement, the related schedules and the certificates required to be delivered pursuant to this Agreement.

ARTICLE VII

GENERAL

7.1	Expenses

Except as may be otherwise specifically provided in this Agreement, regardless of whether the Transactions are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other documents contemplated hereby, and the consummation of the Transactions, including legal, accounting, tax and financial advisory or any investment banker, broker or finder fees and expenses.

7.2	Notices

Any notice, request, demand or other communication that is required or may be given hereunder shall be in writing and shall be deemed to have been duly given by the addressee(s) upon: (a) personal delivery, (b) confirmed delivery by standard overnight courier to the addresses set forth below (or at such address for a party as will be specified by notice given hereunder), (c) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the addresses set forth below (or at such address for a party as will be specified by notice given hereunder), or (d) when sent via email to the address set forth below, upon confirmation of receipt via email. Notice given to the Stockholder Representative shall constitute notice given to each Stockholder.

TO PARENT or MERGER SUB: Avalara, Inc. 255 South King Street, Suite 1800 Seattle WA 98104 Attention: General Counsel Email: legal@avalara.com with a copy to: Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, WA 98101 Attention: Nick Ferrer Email: nferrer@perkinscoie.com

TO THE STOCKHOLDER REPRESENTATIVE:

Northwest Cloud Co. LLC 637 SW Keck Drive, #121 McMinnville, OR 97128 Attention: Sky Dayton and Amy Bersch Email: sky@daytonfamily.com amybersch@gmail.com with a copy to: Gibson, Dunn & Crutcher LLP 1881 Page Mill Road Palo Alto, CA 94304 Attention: Joseph Barbeau and Stewart McDowell Email: jbarbeau@gibsondunn.com smcdowell@gibsondunn.com

7.3	Severability

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

7.4	Entire Agreement

This Agreement (including the Disclosure Memorandum and all other schedules and exhibits referred to in this Agreement), the other Operative Documents and the Nondisclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

7.5	Assignment

This Agreement shall not be assigned by operation of Applicable Law or otherwise by any party without the prior written consent of the other party; provided, however, that any or all rights and obligations of Parent may be assigned to one or more Parent Entities provided that Parent remains ultimately liable for all of Parent’s and Merger Sub’s obligations hereunder.

7.6	Parties in Interest

This Agreement shall be binding on and inure solely to the benefit of the parties and their respective successors, heirs, legal representatives and permitted assigns, and, except for Section 5.3 (Indemnification of Company Directors and Officers) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.7	Governing Law; Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the law of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. In any action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts. Each of the parties hereby waives and agrees not to assert in such action, to the fullest extent permitted by Applicable Law, any claim that (a) such party is not personally subject to the jurisdiction of such courts, (b) such party and such party’s property is immune from any legal process issued by such courts or (c) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.2, or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

7.8	Headings; Construction

The descriptive headings contained in this Agreement and the Disclosure Memorandum are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. For the purposes of the Agreement and the Disclosure Memorandum, references to a particular document being “made available,” “delivered,” “provided” or “furnished” to Parent, Merger Sub or its counsel means that a complete and accurate copy of the document referenced in such statement has been posted in the Electronic Dataroom at least forty-eight (48) hours prior to the date of this Agreement and remained at all times from the time of posting through Closing in the Electronic Dataroom.

7.9	Counterparts

This Agreement may be executed and delivered in two or more counterparts (including by facsimile transmission or transmission by Portable Document Format or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

7.10	Waiver of Jury Trial

Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on Contract, tort or otherwise) arising out of or relating to this Agreement, the other Operative Documents, the Transactions or the actions of such parties in the negotiation, administration, performance and enforcement hereof and thereof.

7.11	Specific Performance

Each of the Company, the Stockholder Representative and Parent acknowledges and agrees that such other parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the Company, the Stockholder Representative and Parent agrees that such other parties shall be entitled to seek an injunction to prevent breaches of any provision of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at Applicable Law or in equity.

7.12	Amendment

Prior to the Closing Date, this Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by Parent and the Company, and any such amendment shall be binding on all parties; provided, however, that, after the approval of this Agreement by the Stockholders but prior to the Closing Date, no such amendment shall be made which, by Applicable Law, requires Stockholder approval without first obtaining such approval.

7.13	Waiver

Parent may: (a) extend the time for the performance of any obligation or other act of the Company or the Stockholder Representative under this Agreement or any other Operative Document; (b) waive any inaccuracy in the representations and warranties of the Company or any Stockholder contained in this Agreement or any other Operative Document (which waiver will not in any manner affect the rights of Parent under Article VI); or (c) waive compliance by any Group Company, any Stockholder or the Stockholder Representative with any agreement or condition contained in this Agreement or any other Operative Document (which waiver will not in any manner affect the rights of Parent under Article VI). The Company, prior to the Effective Time, and Stockholder Representative, after the Effective Time, may: (i) extend the time for the performance of any obligation or other act of Parent or Merger Sub under this Agreement or any other Operative Document; (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained in this Agreement or any other Operative Document; or (iii) waive compliance by Parent or Merger Sub with any agreement or condition contained in this Agreement or any other Operative Document. Any extension or waiver contemplated in this Section 7.13 shall be valid only if set forth in an instrument in writing signed by Parent or the Stockholder Representative, as applicable, and shall apply only as set forth in such instrument and shall not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by the Stockholder Representative shall be binding on each Stockholder.

7.14	Legal Representation

(a) Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Stockholders and for the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including Parent and Merger Sub.

(b) Only the Stockholders, the Company and their respective Affiliates, in each case as of immediately prior to the Closing, shall be considered clients of Gibson Dunn in the Acquisition Engagement. Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges and agrees that all confidential and privileged communications between the Stockholders, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Stockholders and their respective Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by Parent or the Company (or, after the Closing, the Surviving Corporation) upon or after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Stockholders and their respective Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client privileged communications or files to the Company (or, after the Closing, the Surviving Corporation) or Parent by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Stockholders and their respective Affiliates; provided that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). If and to the extent that, at any time subsequent to Closing, Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) shall be entitled to waive such privilege only with the prior written consent of the Stockholders (such consent not to be unreasonably withheld).

(c) Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges and agrees that Gibson Dunn has acted as counsel for certain of the Stockholders and their respective Affiliates for several years and that the Stockholders reasonably anticipate that Gibson Dunn will continue to represent them and/or their respective Affiliates in future matters. Accordingly, Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) expressly consents to Gibson Dunn’s representation of the Stockholders and/or their respective Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any post-Closing matter relating to the transactions contemplated by this Agreement, in which the interests of Parent and the Surviving Corporation, on the one hand, and the Stockholders or any of their respective Affiliates, on the other hand, are adverse.

(d) The Acquisition Engagement with the Company shall terminate at the Closing. From and after the Closing, the Surviving Corporation shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Surviving Corporation to represent the Surviving Corporation after the Closing and either (i) such engagement involves no conflict of interest with respect to the Stockholder and/or any of their respective Affiliates or (ii) the Stockholders and/or any such Affiliate, a applicable, consent in writing to such engagement. Any such representation of the Surviving Corporation by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Surviving Corporation in order to represent or continue so representing the Stockholders.

(e) Each of the parties to this Agreement consents to the arrangements in this Section 7.14 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

AVALARA, INC.

By:	/s/ Alesia Pinney
Name:	Alesia Pinney
Title:	EVP & Chief Legal Officer

TANNIN MERGER SUB, INC.

By:	/s/ Alesia Pinney
Name:	Alesia Pinney
Title:	President & Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

TRANSACTION TAX RESOURCES, INC.

By:	/s/ Shon Holyfield
Name:	Shon Holyfield
Title:	Chief Executive Officer

NORTHWEST CLOUD CO. LLC, solely in its capacity as Stockholder Representative

By:	/s/ Sky Dayton
Name:	Sky Dayton
Title:	Manager

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

DEFINITIONS

“Accounting Firm”: Is defined in Section 1.15.

“Acquisition Engagement”: Is defined in Section 7.14.

“Actual Shares”: means the numbers of shares of Company Common Stock held by each Indemnifying Stockholder immediately prior to the Effective Time and does not include the number of shares of Company Common Stock transferred by such Indemnifying Stockholder to the Donee Stockholder prior to the Effective Time.

“Affiliate”: With respect to a Person means any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person.

“Affiliated Group”: Any affiliated, combined, consolidated, unitary or similar group or arrangement for group relief defined under federal, state, local or foreign income Tax law, including, for the avoidance of doubt, any “affiliated group” of corporations within the meaning of Section 1504 of the Code.

“Agreement”: Is defined in the first paragraph of this Agreement.

“Anti-Corruption Law”: All Applicable Laws concerning or relating to bribery, corruption, fraud, or improper payments, including the U.S. Foreign Corrupt Practices Act of 1977; the UK Bribery Act 2010; or any other Applicable Law enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Applicable Law” means with respect to any Person, any international, foreign, national, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, judgment, order or other similar requirement enacted, adopted, promulgated, applied, entered, implemented, or otherwise put into effect by or under the authority of any Governmental Body that is binding upon or applicable to such Person.

“Asset Allocation”: Is defined in Section 5.2(c).

“BBA” means Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 and any corresponding or similar provision of other Applicable Law.

“Base Purchase Price”: $377,000,000.

“Book-Entry Share”: Is defined in Section 1.10(b).

“Business Day”: a day on which banks are open for business in the City of Seattle, Washington or in the City of Portland, Oregon, but does not include a Saturday, Sunday or a statutory holiday in the State of Washington or the State of Oregon.

“CARES Act”: Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136.

“Cash and Cash Equivalents”: All cash, cash equivalents and marketable securities held by the Company as of the close of business on the Business Day immediately preceding the Closing Date, other than (i) security deposits of the foregoing posted with vendors, landlords and other parties and (ii) restricted cash, all as determined in accordance with GAAP. Cash and Cash Equivalents shall be calculated net of uncleared checks and drafts issued by the Company and include uncleared checks received or deposited for the account of the Company.

“Certificate of Merger”: Is defined in Section 1.3.

“Claim”: Any claim, demand, cause of action, suit, litigation, proceeding, mediation, arbitration, audit, hearing, dispute, investigation or inquiry (whether formal or informal).

“Claim Notice”: Is defined in Section 6.5(a).

“Closing”: Is defined in Section 1.2.

“Closing Date”: Is defined in Section 1.2.

“Code”: The Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Collection and Use”: Is defined in Section 2.16(m).

“Company”: Is defined in the first paragraph of this Agreement.

“Company Balance Sheet”: Is defined in Section 2.6.

“Company Bylaws”: The bylaws of the Company, as amended to date.

“Company Certificate of Incorporation”: The Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on January 28, 2009, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on February 17, 2009, as it may be amended in accordance with the terms of this Agreement.

“Company Common Stock”: The Company’s Common Stock, par value $0.50 per share.

“Company D&O Indemnified Parties”: Is defined in Section 5.3(a).

“Company Indemnified Parties”: Is defined in Section 6.3

“Company IP”: All Company Technology and Company IP Rights.

“Company IP Agreements”: All Inbound Licenses and Outbound Licenses.

“Company IP Rights”: All Intellectual Property Rights, including Company Registered IP Rights, owned or purported to be owned by any Group Company.

“Company Material Adverse Effect”: Any change, development, circumstance, condition, fact, occurrence, effect or event that, individually or in the aggregate, (a) has had or would be reasonably expected to have, a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise) or financial condition of the Group Companies (taken as a whole) or (b) or materially impairs, impedes or delays the ability of the Company to consummate the Merger and the other Transactions; provided, however that in determining whether a Company Material Adverse Effect has occurred under clause (a) above, there shall be excluded any effect on the Company resulting from, alone or in combination (i) changes in general economic or business conditions or in the financial or capital markets, in each case, in the United States or elsewhere in the world, (ii) changes after the date hereof and generally affecting the Group Companies’ industry, (iii) the outbreak or escalation of hostilities or acts of war or terrorism, or earthquakes, or other natural disasters, global health conditions (including any outbreak, pandemic or epidemic of disease (including, for the avoidance of doubt, the COVID-19 virus)) or other acts of God or international calamities, crises or emergencies; (iv) changes in any Applicable Laws (including any “shelter-in-place” and “stay-at-home” Applicable Laws) or GAAP first proposed after the date hereof, (v) any action expressly required to be taken by this Agreement, (vi) the public announcement of the Transactions (including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, or distributors of the Group Companies due to the announcement and performance of this Agreement, the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby); or (vii) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); provided further that in the case of clauses (i) through (iv) such changes do not, individually or in the aggregate, disproportionately affect the business, operations or condition of the Group Companies (taken as a whole) relative to other companies in the same industry.

“Company Product”: Any product, service or other asset (i) designed, developed, manufactured, assembled, distributed, sold, licensed or otherwise made commercially available to third parties by any Group Company, (ii) under development by any Group Company as of the Closing, or (iii) hosted, provided or made accessible by any Group Company to third parties, including software as a service, professional services and maintenance and support.

“Company Registered IP Rights”: Is defined in Section 2.16(b).

“Company Technology”: all Technology owned or purported to be owned by any Group Company.

“Contract”: Any contract, agreement, commitment, arrangement, or undertaking, oral or written, including any, consent, lease, license, release, covenant not to sue, license agreement, sublicense, website terms of use, software development agreement, service agreement, independent contractor agreement, freelancer agreement, distribution agreement, joint venture agreement, reseller agreement, credit agreement, co-marketing/content agreement, membership agreement or instrument relating to the borrowing of money.

“Copyright”: Any common law or registered copyright arising under Applicable Law, together with any and all applications, registrations, renewals, and extensions of any of the foregoing.

“D&O Tail”: Is defined in Section 5.3(b).

“Debt”: Any and all indebtedness and other obligations for borrowed money owed by any Group Company, including (i) all long or short term debt obligations of any Group Company evidenced by notes, bonds, debentures or similar instruments, (ii) all obligations, required to be classified as a capital lease under GAAP, (iii) all obligations of any Group Company under any currency, interest rate or other hedging agreement or arrangement, (iv) all obligations issued or assumed by any Group Company as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement, including those resulting from any holdback, performance bonus, earn-out or other contingent payment arrangement in each case related to or arising out of any prior acquisition, business combination or similar transaction; (v) all dividends and distributions payable to any Stockholder of the Company, and any other amounts owed to any Stockholder or Affiliate thereof (excluding ordinary course employee compensatory amounts); (vi) all liabilities or obligations secured by Encumbrances on assets of the Group Companies, (vii) all direct and indirect guarantees made by any Group Company with respect to the foregoing clauses (i) through (vi), (viii) all obligations under any letters of credit (whether drawn or undrawn), (ix) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations described in the foregoing clauses (i) through (vii), (x) earned but unpaid portion of any bonuses, (xi) earned but unpaid portion of any sales commissions or similar obligation, (xii) amounts owed to current or former employees of the Group Companies pursuant to any severance or separation agreements (except to the extent included as Transaction Costs), (xiii) unpaid portion to complete the cell site tower removal, (xiv) unpaid portion to replace computer servers, (xv) unpaid portion to complete the NetSuite ERP implementation, (xvi) amounts due under any management services agreements, and (xvii) the employer’s share of any payroll or employment Tax related to any amounts described in the foreclosing clauses. For clarity, in no event shall Debt include any liability included in the calculation of Net Working Capital.

“Deemed Asset Purchase”: Is defined in Section 5.2(c).

“DGCL”: Is defined in the Recitals.

“Disclosure Memorandum”: Is defined in Article II.

“Dispute Notice”: Is defined in Section 1.15(a).

“Dissenting Share Payments”: Is defined in Section 1.8(b).

“Dissenting Shares”: Is defined in Section 1.8(a).

“Donated Shares”: Means the shares of Company Common Stock set forth as Donated Shares in the Merger Consideration Spreadsheet.

“Donee Stockholder”: Means Fidelity Investments Charitable Gift Fund.

“Effective Time”: Is defined in Section 1.3.

“Electronic Dataroom”: The electronic document database named “Tannin” provided by the Company and hosted by Donnelley Financial Solutions (Venue).

“Employee Benefit Plan”: Any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, equity-based compensation, loan, fringe benefit or other compensation or benefit plan, program, policy, practice, Contract or fund (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting or personal services Contract, whether written or oral, funded or unfunded or domestic or foreign, (a) sponsored, maintained, contributed to or required to be contributed to by any Group Company or to which any Group Company is a party, (b) covering or benefiting any current or former employee, officer, director, Stockholder, consultant, independent contractor or other service provider of or to any Group Company (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (c) with respect to which any Group Company has (or could have) any obligation or liability (including any contingent obligation or liability).

“Encumbrance”: Any lien, mortgage, pledge, deed of trust, hypothecation, easement, encroachment, security interest, charges, encumbrance, possessory interest, conditional sale or other title retention arrangement, infringement, option, right of first refusal, preemptive right or other similar restriction (including any restriction on the transfer, use or ownership of any security or other asset) or any other adverse claims or interests of any kind.

“ERISA”: The Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“ERISA Affiliate”: Any corporation, trade, business or other Person that, together with any Group Company, is (or, at the relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Estimated Closing Statement”: Is defined in Section 1.14.

“Estimated Merger Consideration”: Is defined in Section 1.14.

“Excluded License” means any license that requires, as a condition of use, modification or distribution of software subject to such license, that (a) such software or other software linked, combined or distributed with such software be disclosed or distributed in source code form, or (b) such software or other software linked, combined or distributed with such software or any associated Technology be made available by Company without cost (including for the purpose of making additional copies or derivative works).

“Exploit” or “Exploitation” or “Exploited”: Use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit.

“FFCRA”: Is defined in Section 2.8(w).

“Financial Statements”: Is defined in Section 2.6(a).

“Founder Stockholder”: means Shon Holyfield.

“Fraud”: With respect to a party means any fraud which constitutes common law fraud under the Laws of the State of Delaware by such party.

“Fundamental Representations”: Is defined in Section 6.1.

“GAAP”: Generally accepted accounting principles in the United States.

“General Claims Losses”: Is defined in Section 6.4(a).

“General Indemnity Holdback Amount:” $37,700,000.

“Gibson Dunn”: Is defined in Section 7.14.

“Government Official”: Any official, employee or agent of a Governmental Body, any political party or official thereof, any candidate for political office, any official or employee of a public international organization, any other Person acting in an official capacity for or on behalf of any of the foregoing, including officials, employees or agents of partially or fully government-owned or government-controlled facilities or institutions.

“Governmental Body”: Any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Group Company”: Each of the Company and TTCG.

“Healthcare Reform Laws”: Is defined in Section 2.15(e).

“Holdback Account”: Is defined in Section 1.9(a).

“Holdback Amount”: an amount equal to the sum of the General Indemnity Holdback Amount, the Special Indemnity Holdback Amount and the NWC Holdback Amount.

“Holdback Percentage”: The percentage corresponding to a fraction, (a) the numerator of which is equal to the sum of the Holdback Amount and the Stockholder Representative Expense Fund and (b) the denominator of which is equal to the Merger Consideration.

“Import and Export Laws”: Is defined in Section 2.18(c).

“Inbound Licenses”: All Contracts pursuant to which the Company has been granted any right, title, or interest, including any Exploitation rights, to any Technology or Intellectual Property Rights that do not constitute Company IP.

“Indemnification Claim”: Any claim for indemnification under Article VI.

“Indemnified Party”: Is defined in Section 6.4(g).

“Indemnifying Party”: Is defined in Section 6.4(g).

“Indemnifying Shares”: The numbers of shares of Company Common Stock set forth opposite each Indemnifying Stockholder’s name on the Merger Consideration Spreadsheet, which shall include such Indemnifying Stockholder’s Actual Shares plus the number of shares of Company Common Stock transferred by such Indemnifying Stockholder to the Donee Stockholder prior to Closing.

“Indemnifying Stockholders”: The Stockholders identified as Indemnifying Stockholders in the Merger Consideration Spreadsheet.

“Intellectual Property Rights”: Collectively, any and all of the following rights anywhere in the world in, arising out of, or associated therewith (including all applications or rights to apply for any of the following): all United States, international and foreign (a) Patents; (b) Trademarks; (c) Copyrights, Mask Works, and all other rights corresponding thereto (including moral rights); (d) all rights in URLs, social media accounts, short codes, hash tags and domain names and any applications and registrations therefore, and contract rights therein; (e) rights of personality, publicity and privacy; (f) all trade secrets and other rights in Technology or other confidential information or proprietary information; (g) rights of attribution and integrity; and (h) any similar, corresponding, or equivalent rights to any of the foregoing in items (a) through (g) above, together with all benefits, privileges, causes of action and remedies (including, without limitation, the right to sue and take action for any past, current or future infringement, misappropriation or violation and the right to settle and retain proceeds from any such action) for any of the foregoing.

“Intended Tax Treatment”: Is defined in Section 5.2(c).

“Interim Financial Statements”: Is defined in Section 2.6(a).

“IRS”: The United States Internal Revenue Service.

“Item of Dispute”: Is defined in Section 1.15(a).

“Key Employee”: Shon Holyfield

“Knowledge of the Company”: The actual knowledge of any of Shon Holyfield, Yao Choong, Alex Bowling, and Courtney Cherry in each case after reasonable inquiry by such Persons.

“Letter of Transmittal”: Is defined in Section 1.10(a).

“Losses”: Is defined in Section 6.2(a).

“Lump Sum Bonus Payments” means the bonus amounts as set forth in the Payment Schedules.

“Mask Work”: A “mask work” as defined in § 901(a) in the Semiconductor Chip Protection Act of 1984, as the same has been or may be amended from time to time.

“Material Contract”: Is defined in Section 2.10(a).

“Material Customer”: Is defined in Section 2.11.

“Material Vendor”: Is defined in Section 2.11.

“Merger”: Is defined in the Recitals.

“Merger Consideration”: The amount equal to: (a) the Base Purchase Price; minus (b) the amount, if any, by which Net Working Capital as of the Closing is less than the Target Net Working Capital (i.e. to the extent that Net Working Capital is a negative number the absolute value of which is greater than the Target Net Working Capital); plus (c) the amount of all Cash and Cash Equivalents as of the Closing; minus (d) the amount of Debt of the Group Companies as of the Closing; minus (e) the amount of Transaction Costs; provided that in no case shall the Merger Consideration exceed $375,000,000.

“Merger Consideration Spreadsheet”: Is defined in Section 1.14.

“Merger Sub”: Is defined in the first paragraph of this Agreement.

“Net Working Capital”: The amount equal to the total current assets of the Group Companies on a consolidated basis (including all accounts receivable regardless of how long outstanding or past due but excluding cash), less the total current liabilities of the Group Companies (excluding Transaction Costs and Debt), in each case as determined in accordance with GAAP, excluding any new assets or liabilities or fair value adjustments to current assets or liabilities arising from purchase accounting, and calculated in a manner consistent with Schedule 1.14.

“Non-Prevailing Party”: Is defined in Section 1.15(b).

“NWC Holdback Amount”: $1,000,000.

“OFAC”: Is defined in Section 2.18(c).

“Off-the-Shelf Software Licenses”: Binary or object code license agreements or agreements for software as a service for standard “shrink wrapped”, “click through”, or other “off the shelf” third-party software programs that are commercially available for a license fee, royalty or other consideration of no more than $1,000 per copy or user or $50,000 annually.

“Operative Document” and collectively “Operative Documents”: Each of this Agreement, the Support Agreement, the Letters of Transmittal and the certificates referenced in Sections 1.14(a), 1.14(b), and 4.1(c).

“Organizational Documents”: The Company Certificate of Incorporation, the Company Bylaws, the limited liability company agreement of TTCG, or any similar organizational documents of any Group Company.

“Outbound Licenses”: All license agreements and other Contracts to which the Company is a party and pursuant to which any Person is authorized to Exploit any of the Company IP.

“Parent”: Is defined in the first paragraph of this Agreement.

“Parent Entities”: Parent, an Affiliate of Parent that is not an individual, a successor of Parent or another Person designated by one of the foregoing.

“Parent Indemnified Party” and “Parent Indemnified Parties”: Each is defined in Section 6.2(a).

“Passthrough Returns”: Is defined in Section 5.2(a).

“Passthrough Tax Contest”: Is defined in Section 5.2(f).

“Patent”: Any patent (including any continuations and continuations in part, divisional, reissues, renewals and applications for any of the foregoing, including any application that claims priority to any of the foregoing), invention disclosures, utility models or similar rights, designs, design rights, and equivalent or similar rights arising under Applicable Law.

“Paying Agent”: Is defined in Section 1.10.

“Per Share Amount”: An amount in cash equal to the result obtained by dividing (a) the Estimated Merger Consideration, by (b) the total number shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Performance Holdback Amount”: Is defined in Section 1.9(d).

“Performance Measurement Period”: means: (i) January 1, 2021 to December 30, 2021, as compared to the period from January 1, 2020 to December 31, 2020, or (ii) January 1, 2022 to December 30, 2022, as compared to the period from January 31, 2021 to December 31, 2021.

“Permit”: Is defined in Section 2.18.

“Permitted Encumbrances”: (a) Conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (b) assessments and Encumbrances for current Taxes not yet due and payable (or which may be paid without interest or penalties) or the validity or among of which is being contested in good faith by appropriate proceedings or for which adequate reserves have been established on the Financial Statements, and (c) statutory liens securing indebtedness owed by the Company that is in the aggregate less than $10,000, was incurred in the ordinary course of business and is not yet due and payable.

“Person”: Any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity or Governmental Body or regulatory authority.

“Personally Identifiable Information”: Is defined in Section 2.16(m).

“Personally Identifiable Information Obligations”: Is defined in Section 2.16(m).

“Personal Property”: Is defined in Section 2.9(b).

“Post-Closing Payment Amount”: Is defined in Section 1.7(a).

“Post-Closing Statement”: Is defined in Section 1.15(a).

“Pre-Closing Returns”: Is defined in Section 5.2(b).

“Pre-Closing Tax Period”: Any taxable period ending on or before the Closing Date, and the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 5.2(i)).

“Pre-Closing Taxes”: (i) Any and all Taxes of each Group Company for all Pre-Closing Tax Periods (including any Taxes relating to any Pre-Closing Tax Period the payment of which is extended, deferred or delayed until after the Closing Date under the CARES Act or any other similar or additional federal, state, or local Applicable Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic), and (ii) any Taxes and other Losses arising as a result of the Restructuring or any Pre-Closing Transfers.

“Pre-Closing Transfers”: means (i) the exercise of the option contemplated by the Amended and Restated Common Stock Purchase Agreement, dated May 10, 2019, by and among Shon Holyfield, Shahab Emrani, Northwest Cloud Co., LLC and the Company and the Amended and Restated Common Unit Purchase Agreement, dated May 10, 2019, by and among Northwest Cloud Co., LLC, TTCG, Holyfield Holdings, LLC, and Emrani Holdings, LLC, (ii) the distribution by Northwest Cloud Co. LLC of a portion of its shares of Company Common Stock to Dayton Management LLC, (iii) the transfer by certain Stockholders of a portion of their shares of Company Common Stock to the Donee Stockholder pursuant to charitable donations, and (iv) any other adjustment to the allocation of the equity interests of certain Stockholders in TTCG or the Company after June 30, 2020.

“Pro Rata Additional Indemnity Share”: With respect to a particular Indemnifying Stockholder, means an amount represented by a fraction, (a) the numerator of which is equal to the total number of Indemnifying Shares set forth opposite such Indemnifying Stockholder’s name on the Merger Consideration Spreadsheet and (b) the denominator of which is the total number of shares of Company Common Stock held by all Stockholders as of immediately prior to the Effective Time.

“Pro Rata Share”: With respect to a particular Stockholder, means an amount represented by a fraction, (a) the numerator of which is equal to the total number of shares of Company Common Stock held by such Stockholder as of immediately prior to the Effective Time and (b) the denominator of which is the total number of shares of Company Common Stock held by all Stockholders as of immediately prior to the Effective Time.

“Public Software”: Any open source, public source or freeware software made available under or otherwise subject to any license that (a) is considered an open source software license by the Public Initiative or a free software license by the Free Software Foundation, or any license substantially similar to any of the foregoing, including any version of any software licensed pursuant to any version of the GNU General Public License, GNU Lesser/Library General Public License, Apache Software License, Mozilla Public License, BSD License, MIT License, Common Public License, or any derivative of any of the foregoing licenses; or (b) is an Excluded License.

“Qualified Health Plan Expenses”: Is defined in Section 2.8(w).

“Qualified Leave Wages”: Is defined in Section 2.8(w).

“Real Property”: Is defined in Section 2.9(a).

“Related Person”: with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person. For the purposes of this definition, “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Restructuring Documents”: means all of the documents necessary or contemplated to effect the Restructuring, in form and substance satisfactory to Parent.

“Shortfall Amount”: Is defined in Section 1.15(c).

“Source Code”: The human readable source code for any software as well as any confidential or proprietary information relating to such software source code.

“Special Indemnity Holdback Amount”: means $18,850,000.

“Stock Purchase Rights”: Rights of first refusal or offer, preemptive rights, options, warrants, conversion rights, exchange rights, and other rights, understandings or agreements, either direct or indirect, for the purchase, acquisition or transfer from any Group Company or any other Person of any shares of any Group Company’s capital stock or any securities or instruments directly or indirectly convertible into, exercisable for or exchangeable for shares of any Group Company’s capital stock.

“Stockholder” or “Stockholders”: Holders of Company Common Stock.

“Stockholder Representative”: Is defined in Section 1.16.

“Stockholder Representative Expense Fund”: An amount of $150,000, which shall be deposited with the Stockholder Representative specifically and exclusively to pay any obligations of the Stockholders for costs incurred by the Stockholder Representative for legal counsel, independent public accountants and other experts selected by it and other costs which it is entitled to reimbursement pursuant to Section 1.10(c).

“Straddle Period”: Each taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any entity or entities of which such Person directly or indirectly owns an amount of the voting securities or other voting ownership interests sufficient to elect a majority of its board of directors or other governing body (or, if there are no such interests, 50% or more of the equity interests thereof).

“Support Agreement”: Is defined in the Recitals.

“Survival Period”: Is defined in Section 6.1.

“Surviving Corporation”: Is defined in Section 1.1.

“Tail Insurance Coverage”: Is defined in Section 5.3(b).

“Target Net Working Capital”: $(4,200,000).

“Tax” or “Taxes”: Any and all (a) domestic or foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes (including pursuant to escheat and unclaimed property laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, (c) liabilities for any items described in clause (a) and/or clause (b) payable by reason of being or ceasing to be a member of any Affiliated Group, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar Applicable Law), and (d) liabilities for any items described in clause (a), clause (b) and/or clause (c) payable by reason of Contract, assumption, transferee or successor liability, operation of Applicable Law or otherwise.

“Tax Claims”: Claims by any Governmental Body with respect to Taxes or Tax Returns of any Group Company.

“Tax Return”: Any report, return, declaration, statement or similar document, including any schedules or attachments thereto and any amendment thereof, filed or required to be filed with a Governmental Body in connection with Taxes.

“Technology” means collectively any and all of the following: (a) computer software and code, including software and firmware listings, assemblers, applets, applications, websites, content (including text, pictures, sounds, music, and video), compilers, Source Code (whether in a format to be compiled, interpreted, or otherwise), object code, net lists, design tools, user interfaces, “look and feel”, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, products, product specifications, packaging, know-how, show-how, techniques, formulae, algorithms, routines, works of authorship (whether or not Copyrightable), discoveries, concepts, processes, prototypes, test methodologies, test tools, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); (b) any media on which any of the foregoing is recorded; and (c) any other tangible embodiments of any of the foregoing or of any Intellectual Property Rights.

“Third Party Claim”: Is defined in Section 6.5(a).

“Third Party IP”: All Third Party Technology and Third Party IP Rights.

“Third Party IP Rights”: Any and all Intellectual Property Rights in and to any Third Party Technology.

“Third Party Technology”: Any Technology for which a Group Company does not own all right, title and interest and which is used or held for use by any Group Company, whether or not pursuant to a license under an Inbound License.

“Trademark”: Any common law or registered trademark, trade name, service mark, logo or trade dress arising under Applicable Law, together with any and all applications, registrations, certificates, renewals, extensions, and goodwill in and to any of the foregoing.

“Transaction Costs”: To the extent unpaid as of the Closing: (i) all costs and expenses incurred by the Company in connection with the preparation, negotiation, execution and consummation of the Transactions, this Agreement and the other Operative Documents and the transactions contemplated hereby and thereby, including all attorney, financial advisory, accounting and other fees; (ii) all liabilities and obligations of any Group Company to any Person arising from change of control payments, commission agreements, severance payments, stay bonuses, transaction bonuses, retention agreements and similar arrangements or amounts payable as a result of the consummation of the Transactions (including any Lump Sum Bonus Payments); and (iii) the employer’s share of any payroll or employment Tax related to any payments described in the foreclosing clause (ii); (iv) the premium and any other costs incurred to obtain the Tail Insurance Coverage; and (v) any costs or payment obligations incurred in connection with the amendment, consent under or termination of applicable contracts listed on Schedule 4.1(d) or Schedule 4.1(i).

“Transaction Tax Deductions”: Any and all deductions or losses for income Tax purposes that are incurred by a Group Company with respect to (i) any Transaction Costs or (ii) any fees, expenses and interest in connection with repayment of Debt, in each case as finally determined pursuant to this Agreement.

“Transactions”: The Merger, the Restructuring and the other transactions contemplated by this Agreement and the Operative Documents.

“TTCG Portion of the Merger Consideration”: The amount equal to: (a) $7,456,645.80; minus (b) the amount, if any, by which the TTCG’s share of Net Working Capital as of the Closing exceeds TTCG’s share of the Target Net Working Capital; plus (c) the amount of TTCG’s share of all Cash and Cash Equivalents as of the Closing; minus (d) the amount of TTCG’s share of Debt as of the Closing; minus (e) the amount of TTCG’s share of Transaction Costs.

“Warranty Costs”: The costs and expenses associated with refunding, correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of Claims sounding in warranty, Contract, tort or otherwise.